UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CANO HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Cano Health Shareholders,

I am honored to be writing this shareholder letter on behalf of all of us at Cano Health, especially at this critical time when demand for value-based services like ours is at historic highs – both because our population is aging rapidly and because the U.S. health care system is increasingly broken and inequitable. We are more than 4,000 professionals serving more than 250,000 patients across eight states and Puerto Rico. Our mission is to improve patient health by delivering superior primary care, while forging lifelong bonds with our members. This is our first annual letter and I want to begin by telling you who we are and how we got here. Then, I’ll then recap our 2021 results and share with you what most excites me – our long term business outlook.

What’s In A Name

I’m often asked why we are called Cano Health. Cano is a family name. Dr. Lourdes Cano, my mother, is my inspiration. Her dedication to her patients is at the heart of Cano Health’s care delivery model. While Cano is the company name, we are a family of families, including Aguilar, Sanchez, Conger, Trujillo, Cooperstone, Cohen, Patricelli, Portilla, Maleta, Rey, Lago, Rangel, Camejo, Ayala, Gold, Issa, Zamora, Camerlinck, Gustavson, Toyos, Gonzalez, Khan, Morales, Sternlicht, Quevedo, De Paz, Exposito, Prabhu, Modak, Levy, Cavero, and many others. There will be many more families joining us as we continue to add partners, learning from each other and incorporating best practices into a more perfect whole. Cano Health was built with the families listed above, and we will be much stronger in the future as more families join us. Cano Health started as a humble practice. Today Cano Health is a mission driven enterprise that is bigger than any one of us.

Cano Health’s American Dream

Last year we took Cano Health public by listing it on the New York Stock Exchange (NYSE). I was privileged to be among the leaders representing our company on that day, which reaffirmed how capitalism and free markets can make such a positive difference in the world. I was born in Cienfuegos, Cuba and was blessed to immigrate to the U.S. as a child. Seeing the Cano Health flag fly alongside the American flag outside the NYSE on listing day was a reminder that if you work hard and are willing to sacrifice to produce a better product or service, you will be rewarded and may even have the opportunity to expand further by winning the trust of public investors. The U.S. is one of the few countries in the world where a company like ours can start with one small clinic and grow to become one of the largest independent primary care providers in the country.

The Problem

The U.S. healthcare system is collapsing under its own weight. As a nation, we spend more per capita on healthcare than any other country in the world, yet our health outcomes are no better, and by many measures, worse. Healthcare expenditures have increased from about 5% of Gross Domestic Product (GDP) in 1960 to nearly 20% of GDP in 2021. Each year, our nation wastes an estimated $850 billion on unnecessary healthcare. Patient care is too often a monetizing event in a healthcare system that generally pays for the volume of services, irrespective of clinical outcomes. This approach misaligns the incentives for patients, payors and providers, increasing the cost of healthcare, which is passed on to consumers, employers and taxpayers.

Our country’s ballooning healthcare costs are unsustainable economically, socially, and politically. Underserved patients, who tend to be low-income minorities, are bearing the brunt of the structural problems in our healthcare system. The COVID-19 pandemic brought these inequities into stark focus, as Latinos and African Americans suffered higher mortality rates and greater economic hardships than other races and ethnicities. Simply put, healthcare costs are a source of serious inequity, and for too many are a barrier to attaining the American Dream. As a result, healthcare delivery is undergoing a paradigm shift – a changing of the guard. No longer will healthcare be a pseudo-market where costs are generally disconnected from quality and efficiency. In the future, I believe the largest and most profitable healthcare companies will be those who meet the demand for healthcare with the highest quality and cost-effectiveness.

Our Vision

Our vision is to become the national leader in primary care by improving the health and quality of life of the patients we serve, while reducing healthcare costs. In doing so, we are helping accelerate the shift away from a transactional healthcare system – where products or volume of services are the focus – to one that is rooted in the long-term well-being of the patient. As a result, we are Transforming the Healthcare System and Redefining Primary Care.

We are working to transform healthcare by delivering comprehensive primary care in a model that aligns the financial performance of providers and payors with the clinical outcomes of patients. We receive fixed (or “capitated”) monthly payments from payors, such as health plans and Centers for Medicare & Medicaid Services (CMS) and are responsible for paying our members’ medical expenses. This capitated contract structure rewards us for keeping patients healthy. Moreover, we are redefining primary care itself into a proactive and relational service that removes barriers to care and achieves superior outcomes. In short, we believe in treating patients like family.

Cano Health’s primary care medical centers are more than just clinics. They are also community centers that address loneliness, physical inactivity, and health illiteracy. Many of the patients who join our medical centers have complex care needs, yet come through our doors after not seeing a doctor for months or even years. In contrast, we see our medical center Medicare Advantage (MA) patients on average eight times a year for primary care visits and twelve times a year for wellness and other services. Because of these frequent interactions, our MA patients are signifciantly more likely than fee-for-service Medicare patients to receive preventative services, and are significantly less likely to visit the emergency room or be admitted to a hospital. As a result, our MA patients generally live longer and healthier lives.

Our Business Model

Cano Health’s business model is simple. We invest in primary care and disease prevention, thereby reducing downstream costs. We earn a profit when we improve clinical outcomes and reduce unecessary costs. We grow nationally by building, buying, or managing medical centers – selecting the growth avenues that give us the ability to serve the most patients efficiently, with the best return on capital – which then allows us to grow and serve even more patients. This is the Cano Health flywheel effect.

We are paid the same amount as other providers, yet we deliver more services and ensure better outcomes. We have distilled what is standardizable and scalable into three non-negotiables – access, quality, and wellness. These are the essential drivers of improved outcomes. Cano Health’s national care platform provides more accessible care by providing transportation, a 24/7 urgency line, in-home provider visits, and telehealth. We provide higher quality care through care coordination, preventive screenings, and disease management. We provide a wide array of wellness options from exercise classes to important ancillary services (such as cardiovascular disease prevention, behavioral health, and physiotherapy).

Importantly, we excel in providing population health solutions tailored to specific markets. Our differentiation is not just in the direct provision of care, but in the flexibility and effectiveness of CanoPanorama, our population health platform. CanoPanorama is composed of dozens of modules and hundreds of support tools and algorithms that collect thousands of daily datapoints designed to predict and prevent disease while making care coordination more efficient.

Our Business Performance and Long Term Outlook

In 2021, our revenue was over $1.6 billion, and we increased our membership by 115% year-over-year to 227,005 members. We also significantly expanded our medical center footprint, adding 59 medical centers to end 2021 with 130 medical centers in six states, including 29 medical centers outside of Florida. We also made two significant acquisitions: University Health Care in June 2021, and Doctor’s Medical Center in July 2021. These acquisitions contributed meaningfully to our growth in 2021, and we expect them to contribute greatly to our growth in future years.

We are excited about the long-term outlook for Cano Health, because of the strong fundamentals underpinning our market and business model. Primary care is an essential service, and demand for our services from seniors and others who can benefit from our care platform is growing rapidly. More than 90 percent of our revenue is recurring and paid by governments and employers. There is a scarcity of Cano-like providers, particularly for the underserved. Building and operating a primary care network to provide care under capitated contracts requires a significant infrastructure that takes years to refine. Yet, we are in the first innings of achieving scale and density for our current operations in eight states and Puerto Rico. Even in our home state of Florida, where we have the majority of our business (and where we are one of the largest primary care providers), we have less than two percent of the market share of Medicare patients.

Our Journey

We began in 2009 by developing a model that invested in primary care and prevention to provide better clinical outcomes for a lower price. We designed a model for HEALTH care – not SICK care. Our reduced hospitalization, and overall lower mortality rates are not due to us having some magic therapeutic, but because we are continuously engaging with our patients, individualizing treatment, connecting the healthcare system, and making investments that will measurably improve the health of our patients. By improving access to care and affordability, we are restoring dignity and hope – and as a by-product we play an important role in revitalizing entire communities.

We are a company that has made and will continue to seek to make transformational social and financial impacts through our sophisticated population health platform. We are proud of the role we play in making healthcare in America more equitable. We serve predominantly underserved communities. And our leadership reflects the ethnic and cultural make-up of the communities we serve. Our staff, like our patients, are majority minority (and that extends all the way to the C-Suite and Board of Directors). Diversity, equity and inclusion are important in every industry, but particularly in healthcare – where trust and understanding are absolute necessities to provide optimal clinical outcomes.

In closing, I hope you feel proud to be a shareholder of Cano Health, a company that is doing well by doing good. Cano Health is transforming healthcare and redefining primary care in ways that create value for all stakeholders. Our journey is just getting started, and I am more optimistic than ever as we pursue our vision to become America’s national leader in primary care – and through this essential service help more people and communities achieve their American Dream.

Sincerely,

Dr. Marlow Hernandez

Chairman of the Board and Chief Executive Officer

Cano Health, Inc.

9725 NW 117th Avenue

Miami, Florida 33178

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2022

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Cano Health, Inc., a Delaware corporation, will be held on Monday, May 16, 2022, commencing at 1 p.m. (Eastern Time), virtually at https://www.cstproxy.com/canohealth/2022, for the following purposes, as more fully described in our proxy statement:

1.

to elect the three Class I director nominees named in the proxy statement, each to serve on our Board of Directors (the “Board”) for a three-year term and until their respective successors are duly elected and qualified;

2.	to hold an advisory vote regarding the compensation of our named executive officers for the 2022 fiscal year;

3.	to hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years;

4.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

5.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

This year’s Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting online and submit written questions during the meeting by visiting https://www.cstproxy.com/canohealth/2022. You will need the 12-digit control number, which is located on your proxy card, to attend the virtual Annual Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. On or about April 6, 2022, we will mail a notice of Internet availability to our stockholders instead of paper copies of our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2021. The notice contains instructions on how to access those documents over the Internet The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the proxy statement, Annual Report on Form 10-K for the year ended December 31, 2021 and proxy card.

The Board has fixed the close of business on March 28, 2022 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s Class A common stock or Class B common stock at the close of business on such record date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholders, for any purpose relevant to the Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the principal executive offices of the Company at 9725 NW 117th Avenue, Miami, Florida 33178.

If you have any questions, please contact Mackenzie Partners, Inc., which is assisting with the solicitation, at (800) 322-2885 (toll free) or (212) 929-5500 (collect) or at proxy@mackenziepartners.com.

We hope that you will join us on May 16, 2022. We appreciate your continued support of our Company.

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the virtual Annual Meeting online, please vote your shares to ensure your representation and the presence of a quorum at the Annual Meeting. Your vote is important regardless of the number of shares you own.

If your shares are registered in your name, you may vote your shares on the Internet by visiting www.cstproxyvote.com, by telephone, or by completing, signing, dating, and returning a proxy card. If you mail your proxy card or vote by the Internet or telephone and then decide to vote your shares online during the Annual Meeting, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

If your shares are held in the name of a broker, bank or other nominee, and you receive notice of the Annual Meeting through your broker or through another intermediary, please vote or complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary.

By Order of the Board of Directors

David J. Armstrong

General Counsel, Chief Compliance Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2022

The Notice of Annual Meeting, the proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021 are available on our website at www.canohealth.com. Additionally, in accordance with the SEC rules, you may access our proxy materials at https://www.cstproxy.com/canohealth/2022.

PROXY STATEMENT EXECUTIVE SUMMARY

The following is a summary which highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you are urged to read the entire proxy statement carefully before voting.

Information About Our 2022 Annual Meeting of Stockholders

DATE AND TIME:	Monday, May 16, 2022 at 1 p.m. Eastern Time

PLACE:	Visit https://www.cstproxy.com/canohealth/2022 and use your 12-digit control number

RECORD DATE:	Monday, March 28, 2022

Items of Business and Board of Directors Vote Recommendations

Proposal		Board Vote Recommendation	Page Number

Proposal 1:	To elect the three Class I director nominees named in the proxy statement, each to serve on our Board for a three-year term and until their respective successors are duly elected and qualified.	✓ FOR	Page 13

Proposal 2:	To hold an advisory vote regarding the compensation of our named executive officers for the 2022 fiscal year.	✓ FOR	Page 55

Proposal 3:	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.	✓ EVERY YEAR	Page 56

Proposal 4:	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.	✓ FOR	Page 57

Our Directors

Name	Class	Age	Committee Membership	Independent	Director Since	Current Term Expires

Dr. Lewis Gold	I	65	AC, CC	X	2021	2022

Barry S. Sternlicht	I	61	NCGC	X	2021	2022

Solomon D. Trujillo	I	70	NCGC	X	2021	2022

Elliot Cooperstone	II	60	—		2021	2023

Dr. Alan Muney	II	68	AC, CC(Chair)	X	2021	2023

Kim M. Rivera	II	53	AC, NCGC(Chair)	X	2021	2023

Dr. Marlow Hernandez	III	37	—		2021	2024

Jacqueline Guichelaar	III	49	AC, NCGC	X	2021	2024

Angel Morales	III	48	AC(Chair), CC	X	2021	2024

AC = Audit Committee

CC = Compensation Committee

NCGC = Nominating and Corporate Governance Committee

Information About Our Board and Committees (Pages 13-19)

	Number of Members	Independent	Number of Meetings During 2021(1)

Board of Directors	9	78%	6

Audit Committee	5	100%	5

Compensation Committee	3	100%	4

Nominating and Corporate Governance Committee	4	100%	3

(1)  Includes in-person and telephonic meetings.

Corporate Governance Highlights (Pages 10 to 12 and 15 to 19)

We are dedicated to high standards of corporate governance. Our Board of Directors (the “Board”) is committed to acting in the best interests of our stockholders and continually reviews our policies with those interests in mind, as well as in light of recent trends in corporate governance.

Below is a summary of our corporate governance highlights with respect to our Board.

✓	7 of 9 Directors are Independent	✓	Annual Board and Committee Self Evaluations

✓	5 of 9 Directors Self-Identify as Hispanic-Latinx	✓	Anti-Hedging and Anti-Pledging Policies

✓	2 of 9 Directors are Female	✓	Board and Committee Risk Oversight

✓	Lead Independent Director	✓	Code of Business Conduct and Ethics for Directors and Employees

✓	Executive Sessions without Management

Additional information about our corporate governance policies and practices can be found at pages 10-12 and pages 15-19 of this proxy statement.

Compensation Highlights (Pages 22 to 48)

The following features of our ongoing executive compensation program are designed to align with stockholder interests and compensation governance best practices:

What We Do	What We Don’t Do

   Pay for performance by providing a significant percentage of target annual compensation in the form of variable, at-risk compensation

   Pre-established performance goals that are aligned with creation of stockholder value

   Market comparison of executive compensation against a relevant peer group of companies

   Use of an independent compensation consultant reporting to the Compensation Committee and providing no other services to the Company

   Annual say-on-pay vote (starting with 2022 Annual Meeting)

 No automatic or guaranteed annual salary increases or annual cash incentive payments

 No “single-trigger” automatic acceleration of equity awards upon a change of control

 No option repricing, backdating, or spring-loading

 No excessive perquisites to our named executive officers

 No supplemental executive retirement plans

 No excise tax gross-ups

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

A: What is the date, time and place of the Annual Meeting?

Our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Monday, May 16, 2022, beginning at 1 p.m. (Eastern Time). This year’s Annual Meeting will be a virtual meeting conducted virtually via live webcast and can be attended by visiting https://www.cstproxy.com/canohealth/2022. The online meeting will begin promptly at 1:00 p.m. (Eastern Time). We encourage you to access the Annual Meeting 15 minutes prior to the start time leaving ample time for the check in and to ensure that you can hear audio. Technicians will be available to assist you with any technical difficulties you may have accessing the virtual website of the Annual Meeting or during the Annual Meeting. For assistance, please call the technical support telephone number at (917) 262-2373. Technical support will be available 15 minutes prior to the start of the Annual Meeting.

Q: Why did I receive these materials?

On behalf of our Board of Directors, Mackenzie Partners, Inc. is soliciting your proxy to vote at our Annual Meeting. Stockholders who own shares of our Class A common stock or Class B common stock as of the record date, March 28, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. The proxy materials for our Annual Meeting include the Notice of Annual Meeting, this proxy statement, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”). If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.

Q: Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

As permitted by SEC rules, we are making this proxy statement and our Annual Report available to our stockholders electronically via the Internet instead of a paper copy of the proxy materials. The notice of Internet availability contains instructions on how to access this proxy statement and our Annual Report and vote online. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Q: Can I access the proxy materials electronically?

Yes. Your notice, proxy card or voting instruction card will contain instructions on how to:

1.	view our proxy materials for the Annual Meeting on the Internet; and

2.	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at https://www.cstproxy.com/canohealth/2022 and our proxy materials will be available during the voting period starting on April 6, 2022.

Instead of receiving a notice or copies of our future annual reports, proxy statements, and proxy cards by mail, stockholders can elect to receive an email that will provide electronic links to our proxy materials and an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of printing and mailing documents to you and help conserve natural resources. If you elect to receive these materials by electronic delivery, you may change your election at any time.

Q: Who will be entitled to vote?

Stockholders who own shares of our Class A common stock or Class B common stock (collectively, the “common stock”) as of the Record Date, March 28, 2022, are entitled to vote at the Annual Meeting. As of the Record Date, the Company had approximately 207,747,333 shares of Class A common stock outstanding and approximately 276,722,704 shares of Class B common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting on the following proposals:

1.	to elect the three Class I director nominees named in the proxy statement, each to serve on our Board for a three-year term and until their respective successors are duly elected and qualified;

2.	to hold an advisory vote regarding the compensation of our named executive officers for the 2022 fiscal year;

3.	to hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years;

4.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

5.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote:

1.

FOR the election of Dr. Lewis Gold, Barry S. Sternlicht and Solomon D. Trujillo as Class I directors, each to serve on our Board for a three-year term and until their respective successors are duly elected and qualified;

2.	FOR the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement;

3.

FOR EVERY YEAR (“1 YEAR” on the proxy card) in respect of the recommendation, on a non-binding advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years; and

4.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Q: How can I attend the virtual Annual Meeting?

The Annual Meeting is being held as a virtual only meeting this year. If you are a stockholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at https://www.cstproxy.com/canohealth/2022 and providing your control number. This number is included in the notice or on your proxy card.

If you hold your position through a bank, broker or other nominee and would like to join the meeting and vote or ask a question, you will need to supply Continental Stock Transfer & Trust Company (“Continental”) with a legal proxy at least 72 hours in advance of the Annual Meeting. Please reach out to Continental by telephone at (917) 262-2373 or via e-mail at proxy@continentalstock.com to obtain a control number that will permit you to attend, vote and ask questions virtually at the Annual Meeting. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer or other nominee holder. If you were not a stockholder as of the Record Date, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.

Q: How can I submit a question during the Annual Meeting?

If you want to submit a question or make a comment during the Annual Meeting, log into the virtual meeting platform at https://www.cstproxy.com/canohealth/2022 with a valid control number, type your question into the “Ask a Question” field, and click “Submit”. Questions and comments submitted via the virtual meeting platform that are pertinent to Annual Meeting matters will be addressed during the meeting. Questions and comments that are not pertinent to Annual Meeting matters or that are not addressed during the meeting due to time constraints will be addressed after the meeting by our investor relations department. Questions or comments that are not related to the proposals under discussion, are about personal concerns not shared by stockholders generally, or use blatantly offensive language may be ruled out of order.

Q: Why is the Annual Meeting virtual only?

A virtual Annual Meeting enables stockholders to attend and participate from any location around the world and provides for cost savings to the Company and our stockholders.

Q: What constitutes a quorum?

On the record date of March 28, 2022, the Company had 207,747,333 shares of Class A common stock and 276,722,704 shares of Class B common stock outstanding and entitled to vote with respect to all matters to be acted upon at the meeting. Each holder of common stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Q: How do I cast my vote?

Beneficial Stockholders. If you hold your shares through a broker, bank or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder. As indicated above, if you hold your position through a bank, broker or other nominee and would like to join the meeting and vote or ask a question, you will need to supply Continental with a legal proxy at least 72 hours in advance of the Annual Meeting. Please reach out to Continental by telephone at (917) 262-2373 or via e-mail at proxy@continentalstock.com to obtain a control number that will permit you to attend, vote and ask questions virtually at the Annual Meeting.

Registered Stockholders. If you are a stockholder of record, you may vote at the virtual Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy.

•

TO VOTE DURING THE ANNUAL MEETING: To vote during the live webcast of the Annual Meeting, you must first log into the meeting portal at http://www.cstproxy.com/canohealth/2022, enter your name, e-mail address and valid control number. Upon completing your registration, you will have access to the Annual Meeting portal where you can submit a question or vote during the meeting. Stockholders will be able to access the Annual Meeting platform beginning at 1:00 p.m. (Eastern Time) on May 16, 2022 at http://www.cstproxy.com/canohealth/2022.

•	TO VOTE BY PHONE: To vote by telephone, dial toll-free (866) 894-0536 using any touch-tone telephone and follow the recorded instructions. Please have your proxy card available when you call.

•	TO VOTE BY INTERNET: To vote through the Internet, please visit www.cstproxyvote.com or follow the instructions on your proxy card.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. (Eastern Time) on May 15, 2022.

Q: How may I change or revoke my proxy?

Beneficial Stockholders. Beneficial stockholders should contact their broker, bank or other nominee for instructions on how to change their proxy vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

1.	delivering written notice of revocation to the Secretary at our principal executive offices at 9725 NW 117th Avenue, Miami, FL 33178;

2.	submitting another proxy that is dated later than the original proxy (including a proxy via telephone or the Internet); or

3.	voting via the Internet at the Annual Meeting.

Q: What is a broker non-vote?

Broker non-votes occur when shares are held indirectly through a broker, bank or other intermediary on behalf of a beneficial owner (referred to as held in “street name”) and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary voting authority on the matter or the broker chooses not to vote on a matter for which it has discretionary voting authority. Under the rules of the New York Stock Exchange (the “NYSE”) that govern how brokers may vote shares for which they have not received voting instructions from the beneficial owner, brokers are permitted to exercise discretionary voting authority only on “routine” matters when voting instructions have not been timely received from a beneficial owner. Proposal 4 is considered a “routine matter.” Therefore, if you do not provide voting instructions to your broker regarding such proposal, your broker will be permitted to exercise discretionary voting authority to vote your shares on such proposal. In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to Proposal 1, Proposal 2 or Proposal 3.

Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?

Proposal 1–Election of Class I Directors. A plurality of the votes cast by the shares of common stock present or represented by proxy at the Annual Meeting is required to elect each of the Class I director nominees named herein. You may vote “FOR” or “WITHHOLD” with respect to each of the Class I director nominees. Withheld votes and broker non-votes will have no effect on the outcome of the election of the directors.

Proposal 2–Non-binding, Advisory Vote to Approve the Compensation of Our Named Executive Officers. The affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of the non-binding, advisory vote to approve the compensation of our named executive officers.

Proposal 3–Non-binding, Advisory Vote on the Frequency of Future Non-binding, Advisory Votes to Approve the Compensation of Our Named Executive Officers. The frequency of “one year,” “two years,” or “three years” that receives the highest number of votes of the shares of common stock present or represented by proxy at the Annual Meeting will be deemed the preferred frequency with which we hold a non-binding, advisory vote on the compensation of our named executive officers. You may vote for “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of the non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers.

Proposal 4–Approval of the Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. This proposal is considered to be a routine item, and your broker will be able to vote on this proposal even if it does not receive instructions from you. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will therefore have no effect on the proposal.

Q: When will the results of the vote be announced?

The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2023 annual meeting?

Stockholder proposals pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2023 annual meeting of stockholders, to be held in 2023 (the “2023 Annual Meeting”), must be received by the Company at its principal executive offices at 9725 NW 117th Avenue, Miami, Florida 33178 no later than the close of business on December 7, 2022. Stockholders wishing to make a director nomination or bring a proposal before the 2023 Annual Meeting (but not include it in the Company’s proxy materials) must provide written notice of such nomination or proposal to the Secretary at the Company’s principal executive offices no later than the close of business on February 15, 2023 and not earlier than the close of business on January 16, 2023, assuming the Company does not change the date of the 2023 Annual Meeting by more than 30 days before or more than 60 days after the anniversary of the 2022 Annual Meeting. If the 2023 Annual Meeting is held more than 30 days before or more than 60 days after the anniversary of the 2022 Annual Meeting, such notice must be provided no later than the close of business on the later of the ninetieth day prior to the scheduled date of the 2023 Annual Meeting or the tenth day following the Company’s public announcement of the date of the 2023 Annual Meeting and not earlier than the close of business on the one hundred twentieth day prior to the scheduled date of the 2023 Annual Meeting. Any stockholder proposal or director nomination must comply with the provisions of the Company’s bylaws and be submitted in writing to the Secretary at the Company’s principal executive offices. Additionally, under Rule 14a-4 promulgated under the Exchange Act, if a stockholder fails to notify the Company of a proposal at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. To comply with the SEC’s recently adopted universal proxy rules (which rules will be effective for the 2023 Annual Meeting), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2023 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 promulgated under the Exchange Act no later than March 17, 2023.

Q: What if I hold my shares in street name?

If you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on this proposal. If your broker exercises this discretion, your shares will be counted as present for purposes of determining the presence of a quorum at our Annual Meeting and will be voted in the manner directed by your broker on the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm, but your shares will constitute broker non-votes on each of the other proposals at our Annual Meeting. On all other proposals, your broker is not permitted to vote your shares without your instructions and uninstructed shares are considered broker non-votes. Accordingly, a broker non-vote will not be counted in determining the outcome of the vote on these matters. If your shares are held by a broker, the broker will ask you how you want to vote your shares. Therefore, it is important that you give instructions to your broker as to how to vote your shares.

Q: If I plan to attend the virtual Annual Meeting, should I still vote by proxy?

Yes. Voting in advance does not affect your right to attend the virtual Annual Meeting. If you submit the enclosed proxy card and also attend the virtual Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. If you hold your shares in street name, you may vote your shares in person only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. You may also vote online by following the instructions provided on the proxy card. Even if you plan to attend the virtual Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the Annual Meeting as described above so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

Q: What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Annual Report, Notice of Annual Meeting and proxy statement. This procedure is known as “householding” and is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. If you consented or were deemed to have consented to householding, your broker, bank or other nominee may send one copy of our Annual Report, Notice of Annual Meeting and proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our Annual Report, Notice of Annual Meeting and proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our Annual Report on Form 10-K or proxy statement, please send your request in writing to 9725 NW 117th Avenue, Miami, FL 33178, Attention: Investor Relations or by telephone at (855) 226-6633.

Q: Who is soliciting the proxies and who pays the costs?

Your proxy is being solicited by the Board. We have retained Mackenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $17,500, plus reimbursement of certain expenses, and have agreed to customary indemnification provisions. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to our stockholders but we will not pay any compensation for their services.

Proxies may be solicited on our behalf by telephone or through other means by our directors, officers and other employees who will receive no additional compensation therefor.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is comprised of nine directors. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. Our certificate of incorporation also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, age and other information for each member of our Board as of April 1, 2022:

Name	Class	Age	Position	Director Since	Current Term Expires
Dr. Lewis Gold	I	65	Director	2021	2022
Barry S. Sternlicht	I	61	Director	2021	2022
Solomon D. Trujillo	I	70	Director	2021	2022
Elliot Cooperstone	II	60	Director	2021	2023
Dr. Alan Muney	II	68	Director	2021	2023
Kim M. Rivera	II	53	Director	2021	2023
Dr. Marlow Hernandez	III	37	Chairman and Chief Executive Officer	2021	2024
Jacqueline Guichelaar	III	49	Director	2021	2024
Angel Morales	III	48	Director	2021	2024

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be comprised of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our stockholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, we desire that the Board include members that have specific knowledge related to our industry.

The Nominating and Corporate Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Corporate Governance Guidelines, which specify, among other things, that the Nominating and Corporate Governance Committee will consider criteria such as independence, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating and Corporate Governance Committee considers a nominee’s diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation. The Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While the Nominating and Corporate Governance Committee carefully considers diversity when determining Board composition, it has not established a separate formal policy regarding diversity. The Nominating and Corporate Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the Board: (a) high standards of personal and professional ethics and integrity, (b) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (c) skills that are complementary to those of the existing directors on the Board, (d) the ability to assist and support management and make significant contributions to the Company’s success and (e) an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

The Nominating and Corporate Governance Committee has determined that all of our directors meet the criteria and qualifications for our Board set forth in the Company’s Nominating and Corporate Governance Committee charter and the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, governance experience, integrity, risk management experience, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high-performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exhaustive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its stockholders, and guide the long-term sustainable, dependable performance of the Company.

Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and bylaws, our Class I directors will serve until our 2022 annual meeting of stockholders, our Class II directors will serve until our 2023 annual meeting of stockholders, and our Class III directors will serve until our 2024 annual meeting of stockholders. In addition, our certificate of incorporation provides that directors may be removed only with cause upon the affirmative vote of at least two-thirds of our outstanding shares of stock entitled to vote thereon.

When filling a vacancy on the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter, and the same process is used for all candidates, including candidates recommended by stockholders.

Stockholder Nominations for the Board of Directors

The Nominating and Corporate Governance Committee will consider stockholder nominations for membership on the Board. For the 2023 annual meeting, nominations may be submitted to Cano Health, Inc., 9725 NW 117th Avenue, Miami, Florida 33178, Attn: Secretary, and such nominations will then be forwarded to the Chairperson of the Nominating and Corporate Governance Committee. Nominations must be in writing and comply with the advance notice provisions and other requirements specified in our bylaws, and we must receive such nominations not less than 90 days nor more than 120 days prior to May 16, 2023 (or no earlier than January 16, 2023 and no later than February 15, 2023). Nominations not received within this time frame will be considered untimely.

Corporate Governance Guidelines

We are committed to operating our business under strong and accountable corporate governance practices. The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management, director compensation, director orientation, succession planning, and periodic performance evaluation of the Board and committees. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

You are encouraged to visit the “Investors–Governance” section of our website at www.canohealth.com to view or to obtain copies of our committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Environmental, Social and Governance

We believe that our mantra – “together for a healthier, happier you” – uniquely situates us to have a positive impact on the communities we serve. We are committed to improving patient health by delivering superior primary care medical services, while forging a life-long bond with our members. We recognize that running a sustainable healthcare business requires a sense of shared responsibility and an unwavering commitment to the communities we serve. We are focused on transparency around our values and how we do business. We value human well-being that emphasizes safety, access, affordability, quality and privacy, and our corporate governance prioritizes ethics, integrity, and accountability. As we continue to execute on our build, buy, and manage strategy, we will seek potential partners whose values and mission align with our own. We believe that building an enterprise that considers all of our stakeholders is an integral part of creating sustainable value and a better world. We have delegated oversight of matters related to Environmental, Social and Governance to the Nominating and Corporate Governance Committee.

PROPOSAL 1 – ELECTION OF DIRECTORS

Following the recommendation by the Nominating and Corporate Governance Committee, our Board recommends that the nominees below, each a current Class I director, be elected at the Annual Meeting for new terms extending until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified.

Name	Class	Director Since	Current Term Expires	Expiration of Term For Which Nominated

Dr. Lewis Gold	I	2021	2022	2025

Barry S. Sternlicht	I	2021	2022	2025

Solomon D. Trujillo	I	2021	2022	2025

If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.

The Board recommends that you vote “FOR” each of the director nominees.

Director Nominees to Serve for a Three-Year Term Expiring at the 2025 Annual Meeting

Dr. Lewis Gold is the chairman of the board of Advanced Recovery Systems LLC, a behavioral healthcare management company, which he co-founded in 2013. Prior to Advanced Recovery Systems, Dr. Gold was the co-founder and Executive Vice Chairman of Sheridan Healthcare, Inc., now part of Envision Physician Services LLC, which he co-founded in 1994. Dr. Gold also currently serves as an Operating Partner for Prospect Hill Growth Partners, L.P., a healthcare private equity firm. He also serves as non-executive Chairman of Urology Management Associates, LLC, a company which provides administrative practice management services, and Siromed Physician Services Inc., a physician practice management company. Dr. Gold received a BS from Albright College and a medical degree from Temple University School of Medicine. We believe that Dr. Gold is qualified to serve as a member of our Board because of his significant knowledge of the medical industry.

Barry S. Sternlicht previously served as the Chairman of Jaws Acquisition Corp., our predecessor company. In 1991, he founded Starwood Capital Group, a private alternative investment firm, and serves as Chairman and Chief Executive Officer. Mr. Sternlicht also serves as the Chairman of Starwood Property Trust, Inc. (NYSE: STWD), a diversified finance company, since its initial public offering in August 2009. In addition, Mr. Sternlicht is the Chairman of the board of Starwood Real Estate Income Trust, Inc., a non-listed, public-reporting real estate investment trust that invests primarily in stabilized, income-oriented commercial real estate and debt secured by commercial real estate. Mr. Sternlicht has been a member of the board of The Estée Lauder Companies (NYSE: EL), a multinational manufacturer and marketer of skincare, makeup, fragrance and hair care products, since July 2004. Mr. Sternlicht received an MBA from Harvard Business School and a BA from Brown University. We believe that Mr. Sternlicht is qualified to serve as a member of our Board because of his extensive experience in real estate and public markets.

Solomon D. Trujillo is the founder of Trujillo Group Investments, LLC, where he has served as Chairman since 2003. Mr. Trujillo was previously the Chief Executive Officer and director of Telstra Corporation Limited (OTCMKTS: TLSYY), an Australian telecommunications company, from July 2005 to February 2009, and Chief Executive Officer of Orange S.A. (NYSE: ORAN), a multinational telecommunications corporation, from February 2003 to April 2004. Mr. Trujillo currently serves on the board of directors of Western Union Company (NYSE: WU), a multinational financial services company. Mr. Trujillo is the Chairman and Founding Partner of New Cadence Productions, a U.S. television and film content creation studio for the New Mainstream audience. He also serves as a Senior Advisor for Bain & Company,

Inc., a management consulting company and serves on the board of advisors at the Stanford Center on Longevity. He previously served on the board of directors of globally branded companies including Orange, WPP plc (NYSE: WPP), Fang Holdings Limited (NYSE: SFUN) and Target Corporation (NYSE: TGT). Mr. Trujillo received his BS and MBA from the University of Wyoming. We believe that Mr. Trujillo is qualified to serve as a member of our Board because of his significant knowledge of and history with our Company and his knowledge of the industry in which we operate.

Continuing Directors

Dr. Marlow Hernandez has served as the Chief Executive Officer (“CEO”) of Cano Health since 2009 and as our Chairman since June 2021. A native of Cuba, Dr. Hernandez immigrated to the U.S. with his family in 1993. He received a BS in neuroscience from the University of Miami and a medical degree from Nova Southeastern University, from which he also received a master’s degree in business administration and public health. In addition, he is a fellow of the American College of Physicians, a national organization of internists, who specialize in the diagnosis, treatment, and care of adults. As the founder of our Company, we believe Dr. Hernandez is qualified to serve as a member of our Board.

Elliot Cooperstone has served as Managing Partner of InTandem Capital Partners LLC, a private equity firm that invests in and helps accelerate the growth of companies in select healthcare services sectors, since 2011. Mr. Cooperstone was previously Chief Executive Officer of Prodigy Health Group, Inc., a health care services holding company acquired in 2011 by Aetna Inc. Earlier in his career, Mr. Cooperstone was General Manager of the Employer Services Group at Intuit Inc. (NASDAQ: INTU), a financial software company, a co-founder and Chief Executive Officer of Employee Matters, Inc., a human resources company, and Executive Vice President and Chief Administrative Officer of Alexander & Alexander Services, Inc., an insurance brokerage company. He also had prior experience with the Travelers Companies, Inc. (NYSE: TRV), the Walt Disney Company (NYSE: DIS) and the Boston Consulting Group. Mr. Cooperstone received common law and civil law degrees from McGill University and an MBA from the Wharton School of the University of Pennsylvania. We believe that Mr. Cooperstone’s executive experience within health care and deep investment experience qualifies him to serve as a member of our Board.

Jacqueline Guichelaar has served as the Group Chief Information Officer at Cisco Systems, Inc. (NASDAQ: CSCO), a multinational technology corporation, since February 2019. Her role at Cisco has recently expanded and she is now leading the Digital Enterprise Solutions organization. Ms. Guichelaar was previously the Group Chief Information Officer at Thomson Reuters Corporation (NYSE: TRI), a multinational media conglomerate, from November 2017 to October 2018. She also served as the Chief Information Officer Infrastructure and Technology Services at Lloyds Banking Group plc (NYSE: LYG), a financial institution, from February 2016 to September 2017. In addition, she held various roles including Chief Technology Officer during her 12 year tenure at Deutsche Bank AG (NYSE: DB), an investment bank and financial services company, beginning in July 2007. We believe that Ms. Guichelaar is qualified to serve as a member of our Board because of her significant experience in technology as well as her 30 plus year career.

Angel Morales has served as the Founder and Chief Executive Officer of Morales Capital Partners, an investment firm, since January 2015. Mr. Morales previously served as a Managing Director and the Group Co-Head of Bank of America Merrill Lynch Global Private Equity, a private equity arm of Merrill Lynch which merged with Bank of America Capital Investors, from January 2009 to May 2011 and as a co-Founder and Managing Partner of North Cove Partners LLC, an independent private equity group focused on large-scale buyouts and growth capital financings, from June 2011 to December 2014. Mr. Morales received an MBA from Harvard Business School and an AB from Harvard University. We believe that Mr. Morales is qualified to serve as a member of our Board because of his significant knowledge of, and history with, our Company and his deep experience in the investment industry.

Dr. Alan Muney served as Chief Medical Officer of Cigna Corp. (NYSE: CI), a managed healthcare and insurance company, from October 2011 to December 2018, and as Executive Vice President of Total Health and Network from February 2017 to December 2018. He joined Cigna in March 2010 as Senior Vice

President of Total Health and Network. Dr. Muney served as an executive director in the operations group at Blackstone Inc. (NYSE: BX), an alternative investment management company from 2007 to 2010, as well as the founder and Chief Executive Officer of Equity Healthcare, a division inside Blackstone that managed benefits and medical costs for Blackstone’s portfolio companies. Dr. Muney received a BS in biology and a medical degree from Brown University, and a Masters in health administration from the University of La Verne. We believe that Dr. Muney is qualified to serve as a member of our Board because of his significant knowledge of the industry in which we operate.

Kim M. Rivera has served as Chief Legal and Business Officer of OneTrust LLC, a data privacy, security and governance software company, since March 2022. She previously served as Special Advisor to the CEO at the Hewlett-Packard Company (NYSE: HPQ), a multinational information technology company, from February through December 2021. From January 2019 to February 2021, Ms. Rivera served as Hewlett-Packard’s President, Strategy and Business Management and Chief Legal Officer. From November 2015 to January 2019, Ms. Rivera served as Chief Legal Officer and Corporate Secretary at Hewlett-Packard. From 2010 to 2015, Ms. Rivera served as the Chief Legal Officer and Corporate Secretary for DaVita HealthCare Partners Inc. (NYSE: DVA), a healthcare company. Previously, Ms. Rivera was the Chief Compliance Officer at the Clorox Company (NYSE: CLX), a global manufacturer and marketer of consumer and professional products, and the Chief Litigation Counsel for Rockwell Automation, Inc. (NYSE: ROK), an industrial automation and information technology company. Ms. Rivera was appointed to the board of Thompson Reuters Corporation (NYSE: TRI), a multinational media conglomerate, in 2019, where she serves on the Audit and Risk committees. Ms. Rivera received a JD from Harvard Law School and a BA from Duke University. We believe that Ms. Rivera is qualified to serve as a member of our Board because of her significant experience as a public company executive, as a strategic advisor and her knowledge of the industry in which we operate.

Independence of the Board

The NYSE has adopted independence standards for companies listed on the NYSE, which apply to Cano Health. These standards require a majority of the Board of Directors to be independent and every member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be independent. NYSE standards provide that a director is considered independent only if the Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company).” In addition, the NYSE prescribes certain other “independence” standards.

To determine which of its members is independent, the Board of Directors uses the standards prescribed by the NYSE and also considers other relevant facts and circumstances, including whether a director had any other past or present relationships with Cano Health that created conflicts or the appearance of conflicts. Based on its most recent review, the Board has affirmatively determined that Dr. Gold, Mr. Morales, Dr. Muney, Mr. Sternlicht and Mr. Trujillo and Mmes. Guichelaar and Rivera meet the requirements to be independent directors.

Board Committees and Meetings

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dr. Marlow Hernandez
Elliot Cooperstone
Dr. Lewis Gold	X	X
Jacqueline Guichelaar	X		X
Angel Morales	X (Chair)	X
Dr. Alan Muney	X	X (Chair)
Kim Rivera	X		X (Chair)
Barry S. Sternlicht			X
Solomon D. Trujillo			X

Audit Committee

The Audit Committee is responsible for, among other matters:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

•	assisting the Board in fulfilling its oversight responsibilities relating to the Company’s internal controls over financial reporting and its other processes to manage and control risk; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Board has affirmatively determined that each of Drs. Gold and Muney, Mr. Morales and Mses. Guichelaar and Rivera meet the definition of an independent director for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of the Audit Committee is financially literate and our Board has determined that Mr. Morales qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The written charter for our Audit Committee is available at our corporate website at www.canohealth.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

•	reviewing, approving and determining the compensation of the Company’s officers and key employees;

•	reviewing and recommending compensation and benefits, including equity awards, to directors for service on the Board or any committee thereof;

•	administering the Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the Board regarding incentive compensation and equity compensation plans; and

•	reviewing and making recommendations to the Board regarding policies and procedures for the grant of equity-based awards.

Our Board has affirmatively determined that each of Drs. Gold and Muney and Mr. Morales meet the definition of an independent director for purposes of serving on the Compensation Committee. The Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.canohealth.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

•	identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;

•	evaluating the performance of the Board and of individual directors;

•	considering, and making recommendations to the Board regarding the composition of the Board and its committees;

•	review, evaluate and recommend to the Board corporate governance guidelines; and

•	periodically review those guidelines and recommend any changes.

Our Board has affirmatively determined that each of Mses. Guichelaar and Rivera and Messrs. Sternlicht and Trujillo meet the definition of an independent director for purposes of serving on the Nominating and Governance Committee. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at www.canohealth.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

For the year ended December 31, 2021, our Board held three regular meetings and three special meetings. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee held five, four and three meetings, respectively during 2021. In 2021, each director attended 100% of the meetings of the Board during such director’s tenure and 100% of the meetings held by the committees on which they served. The upcoming Annual Meeting is our first annual meeting of stockholders. Each member of the Board is expected to make reasonable efforts to attend regularly scheduled meetings of the Board and to participate in telephone conference meetings or other special meetings of the Board. Attendance and participation at meetings is an important component of the directors’ duties and, as such, attendance rates will be taken into account by the Nominating and Corporate Governance Committee and the Board in connection with assessments of director candidates for renomination as directors.

Board Leadership Structure

The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. We believe our Board and Board committee composition benefits the Company and its stockholders.

Independence; Board Mix

Our Board has an effective mix of independent and non-independent directors. Our Board includes seven independent directors and two non-independent directors.

Chairman and CEO; Lead Independent Director

The Chairman of the Board, Dr. Marlow Hernandez, also serves as our Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer roles is the most appropriate structure for the Company at this time because (i) the Board believes Dr. Hernandez’s unique business experience and history with the Company makes it appropriate for him to serve in both capacities; and (ii) the Board believes its corporate government processes and committee structures preserve Board independence by ensuring independent discussions among directors and independent evaluation of, and communications with, members of senior management such that separation of the Chairman and Chief Executive Officer roles is unnecessary at this time.

The Board believes that it is beneficial to the Company and its stockholders to designate one of the directors as a Lead Independent Director. The Lead Independent Director serves a variety of roles including presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman of the Board is not present, consistent with our Corporate Governance Guidelines. Mr. Trujillo is our Lead Independent Director.

Risk Oversight

Our Audit Committee oversees our risk management program, which is designed to identify, evaluate, and respond to our high priority risks and opportunities, with management regularly reporting on areas of material risk. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our Company and provides regular updates to the Audit Committee and the full Board on the risk management program and reports on the identified high priority risks and opportunities.

Code of Business Conduct and Ethics

Our Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics for our directors or officers may be made only by our Board and will be promptly disclosed as required by law or NYSE regulations. We intend to disclose on our website any amendment to, or waiver of, any provisions of our Code of Business Conduct and Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Our Code of Business Conduct and Ethics is available on our corporate website at www.canohealth.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Meetings of Independent Directors

In accordance with our Corporate Governance Guidelines, the non-management directors meet at regularly scheduled executive sessions without management participation, and the independent directors have the opportunity to meet in executive session without members of management as often as they deem appropriate, but at a minimum do so annually.

Communications by Stockholders and Other Interested Parties with the Board

Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:

Cano Health, Inc.

9725 NW 117th Avenue

Miami, Florida 33178

Attn: Board of Directors

c/o General Counsel

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of April 1, 2022:

Name	Age	Position

Dr. Marlow Hernandez	37	Chief Executive Officer and Chairman
Brian D. Koppy	52	Chief Financial Officer
Dr. Richard B. Aguilar	65	Chief Clinical Officer
David Armstrong	56	General Counsel, Chief Compliance Officer and Secretary
Mark Novell	58	Chief Accounting Officer

Dr. Marlow Hernandez’s biographical information can be found above in “Proposal 1 – Election of Directors – Continuing Directors.”

Brian D. Koppy has served as the Chief Financial Officer of Cano Health since April 2021. Prior to joining Cano Health, Mr. Koppy served as Senior Vice President of Enterprise Financial Planning and Analysis for CVS Health Corporation (NYSE: CVS), a healthcare company, from April 2019 to March 2021. Prior to CVS’ merger with Aetna Inc., Mr. Koppy served as Chief Financial Officer of Aetna’s Commercial Markets Business from June 2013 to March 2019. Mr. Koppy also has prior experience at Assurant, Inc. (NYSE: AIZ), and Barnes Group, Inc. (NYSE: B). Mr. Koppy received a BS and an MBA in finance from the University of Connecticut.

Dr. Richard B. Aguilar has served as the Chief Clinical Officer for Cano Health since 2015 and maintains his private practice with offices in Downey and Huntington Park, CA. Dr. Aguilar is a member of the American College of Physicians, National Hispanic Medical Association as well as the American Diabetic Association. Dr. Aguilar has served as Chief of Medicine and Chief of the ICU at several hospitals and from 2006 to 2010 was also director of Diabetes Care for High Lakes Health Care in Bend, Oregon. Dr. Aguilar also served as an advisory board member to the American Diabetes Association and the Latino Health Care Provider CE Planning Committee. In 2009, Dr. Aguilar was recognized by the American Diabetes Association/National Committee for Quality Assurance (ADA/NCQA) as a recipient of the Diabetes Physician Recognition Program in the state of Oregon and in 2011, he received the same award for patient care at his California offices. In 2017 and again in 2018, various Miami-based Cano Health offices also received this recognition. Dr. Aguilar also is co-founder and Medical Director of Diabetes Nation, a primary care founded group which published its Diabetes Intervention and Management with Excellence (DIME) Program® Care Model results. Dr. Aguilar received his medical degree at the University of California, Irvine College of Medicine and completed his internship and residency in Internal Medicine at UC Irvine Medical Center and Long Beach Veterans Administration Medical Center.

David Armstrong, J.D. has served as the General Counsel and Chief Compliance Officer of Cano Health since August 2018. Mr. Armstrong is an experienced corporate generalist with substantial law firm and in-house experience representing all aspects of commercial operations. Prior to joining Cano Health, Mr. Armstrong served in a number of corporate roles including In-House General Counsel, Chief Compliance Officer and Corporate Secretary of Promise Healthcare, Inc., a healthcare service provider, from May 2008 to December 2017; Senior Counsel Mid-Atlantic States for Kaiser Permanente, an integrated managed care consortium; and Assistant General Counsel at BlueCross BlueShield of Michigan, an independent licensee of Blue Cross Blue Shield Association. In addition, Mr. Armstrong has practiced law in private practice, most recently as Partner in the Law Offices of Julie Allison, P.A. from December 2017 to August 2018, a full-service law firm with a national clientele of clients including entrepreneurs, hospitals, clinics, facilities, clinical laboratories, physicians, medical groups, insurance brokers and healthcare provider networks. Mr. Armstrong earned his JD (cum laude) from the University of Michigan Law School and his undergraduate degree from Michigan State University. Mr. Armstrong is a member of the Bar in Florida, Maryland, Pennsylvania and Michigan.

Mark Novell has served as Chief Accounting Officer of Cano Health since May 2021. Prior to joining Cano Health, Mr. Novell served as Chief Accounting Officer and Vice President, Controller of European Wax Center Inc. (NASDAQ: EWCZ), a major chain of hair removal salons, from October 2016 to February 2021 where he led financial reporting, treasury management, tax compliance & structuring and financial systems. He was Vice President, Assistant Corporate Controller of Carnival Corporation & PLC (NYSE/LSE: CCL; NYSE: CUK) from June 1999 to October 2016 and led all global reporting and accounting during Carnival’s most rapid period of growth. Mr. Novell earned a BS in Accounting from Pennsylvania State University.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion & Analysis

On June 3, 2021, Cano Health completed its business combination with Jaws Acquisition Corp. and became a publicly traded company on the NYSE. This is our first Compensation Discussion & Analysis (“CD&A”), the purpose of which is to discuss the key compensation policies and determinations that applied to our named executive officers during 2021. When we refer to our “named executive officers” in the CD&A, we are referring to the following individuals:

Name	Position

Dr. Marlow Hernandez	Chief Executive Officer

Brian Koppy	Chief Financial Officer

Dr. Richard Aguilar	Chief Clinical Officer

David Armstrong	Chief Compliance Officer and General Counsel

Mark Novell	Chief Accounting Officer

The following discussion should be read together with the compensation tables and related disclosures set forth below.

Executive Summary

Cano Health is a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services, while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve, while reducing healthcare costs.

Overview of Executive Compensation Program

Executive Compensation Objectives

The Company requires top talent with a wide range of skills, experience, and leadership qualities to lead the organization in support of its mission and create long-term stockholder value. The Compensation Committee’s goal is to implement an executive compensation program that is built upon the following three core objectives:

•	Attracting, Motivating and Retaining the Right Talent. Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance-driven mindset.

•	Pay for Performance. A material portion of an executive’s target compensation should be at-risk and directly aligned with Company performance.

•	Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests.

2021 Executive Compensation Program Design

In connection with our business combination and Cano Health’s emergence as a newly public company, we implemented a new executive compensation program which was designed to balance our goal of attracting, motivating, and retaining high-performing senior executives with our goal of aligning their interests with those of our stockholders. The target total direct compensation (“TDC”) of our named executive officers in fiscal year 2021 consisted of the following elements: base salary, a target cash bonus opportunity under our Annual Incentive Plan, and a target equity incentive opportunity under our Long-Term Incentive Program (all as more fully described in this CD&A).

Our executive compensation philosophy is focused on pay-for-performance. In this regard, we link a significant portion of each named executive officer’s target total direct compensation to the achievement of specified performance goals or appreciation of our common stock. As illustrated by the charts below, the majority of 2021 target pay that may be earned by our named executive officers is variable, at-risk pay.

CEO 2021 Target Pay Mix	Other NEOs Average 2021 Target Pay Mix

The Compensation Committee will annually evaluate our executive compensation program to ensure that it is consistent with our short-term and long-term goals and the dynamic nature of our business.

Additionally, following our business combination and similar to initial public offering (“IPO”) practices at other newly public companies, the Compensation Committee granted our CEO and other key executives certain IPO related awards to specifically recognize the value creation generated by our business combination, drive performance to create long-term value, and serve as a critical retention incentive to secure our key executives in the aftermath of becoming a public company. These special awards consisted primarily of the restricted stock units (“RSUs”) described below as “recognition RSUs” and performance stock options with substantial price-vesting hurdles. See detailed discussion under “IPO Related Equity Awards Following Business Combination”.

Our CEO’s 2021 compensation inclusive of his target pay, realized pay, and IPO related awards is illustrated in the graph below. Notably, although the compensation reported in the Summary Compensation Table on page 36 of this proxy statement indicates total CEO pay of approximately $31.7 million, Dr. Hernandez’s actual realized pay for 2021 was approximately $353,000.

2021 CEO Pay

IPO-related Awards, Target Total Direct Compensation (TDC),

Earned TDC and Realized Pay ($ ’000)

Compensation Governance

The following features of our ongoing executive compensation program are designed to align with stockholder interests and compensation governance best practices:

What We Do	What We Don’t Do

   Pay for performance by providing a significant percentage of target annual compensation in the form of variable, at-risk compensation

   Pre-established performance goals that are aligned with creation of stockholder value

   Market comparison of executive compensation against a relevant peer group of companies

   Use of an independent compensation consultant reporting to the Compensation Committee and providing no other services to the Company

   Annual say-on-pay vote (starting with 2022 Annual Meeting)

 No automatic or guaranteed annual salary increases or annual cash incentive payments

 No “single-trigger” automatic acceleration of equity awards upon a change of control

 No option repricing, backdating, or spring-loading

 No excessive perquisites to our named executive officers

 No supplemental executive retirement plans

 No excise tax gross-ups

As we grow and mature as a public company, we will continually evaluate our compensation governance and strive to reflect market best practices. We are committed to sound compensation governance, which we believe promotes the long-term interests of our stockholders, fosters sustained business success, and strengthens Board and management accountability.

How We Determine Executive Compensation

Role of our Compensation Committee and Board of Directors

The table below summarizes how we design and determine the compensation of our named executive officers, including our named executive officers.

Compensation Committee

•   Determines base salaries, annual cash incentive compensation and equity incentive compensation, considers compensation for comparable positions in the market, the historical compensation levels of our named executive officers, and individual performance as compared to our expectations and objectives

•   Approves incentive compensation programs and performance goals for the Annual Incentive Plan (“AIP”)

•   Approves all compensation actions for the named executive officers

Board of Directors	• Reviews and ratifies compensation for the named executive officers
Independent Committee Consultant — FW Cook (December 2021 - present)

•   Provides independent advice, research, and analytical services with respect to executive compensation matters to the Compensation Committee

•   Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings

•   Reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity

•   Our Compensation Committee has assessed the independence of FW Cook consistent with NYSE listing standards and has concluded that the engagement of FW Cook does not raise any conflict of interest

CEO and Management

•   Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to named executive officers and other senior executives, and provides these recommendations to the Compensation Committee

•   In contemplation of becoming a public company, the Company retained KPMG International Limited (“KPMG International”), a national compensation consulting firm, to assist in the structure and design of Cano Health’s go-forward workforce planning, executive compensation and equity compensation plans

•   Responsible for the administration of the compensation programs once Compensation Committee decisions are finalized

Use of Market Data

Initial Peer Group in Anticipation of Becoming Public

In November 2020, in anticipation of becoming a public company and based on the advice of the Company’s compensation consultant, KPMG International, we established a peer group of publicly traded companies to provide appropriate compensation data to compare our executive compensation against the competitive market. This compensation peer group consisted of healthcare providers and healthcare services companies that were similar to us in terms of business fit and were expected to be in the size range of our revenue and market capitalization once we became public. Our initial peer group was comprised of the following eleven (11) companies:

1Life Healthcare	Oak Street Health	Teladoc Health

Addus HomeCare	Sonida Senior Living	The Joint Corp.

Apollo Medical Holdings	Star Equity Holdings	U.S. Physical Therapy

CorVel	SunLink Health Systems

Our growth during 2021 substantially outpaced the initial peer group and, our revenue (based on the available trailing four quarters) and market capitalization as of December 31, 2021 relative to the initial peer group were at the 93rd and 81st percentiles, respectively.

Updated Peer Group

In order to position Cano Health within the range of median of the peer group, the Compensation Committee re-evaluated the comparator companies. Based on the advice and analysis of its independent compensation consultant, FW Cook, the Compensation Committee approved an updated peer group for 2022, composed of the following sixteen (16) companies:

1Life Healthcare (ONEM)	Encompass Health (EHC)	RadNet (RDNT)

Acadia Healthcare (ACHC)	LHC Group (LHCG)	Surgery Partners (SGRY)

Addus HomeCare (ADUS)	MEDNAX (MD)	Teladoc Health (TDOC)

Amedisys (AMED)	National HealthCare (NHC)	The Ensign Group (ENSG)

Apollo Medical Holdings (AMEH)	Oak Street Health (OSH)	U.S. Physical Therapy (USPH)

CorVel (CRVL)

The peer companies primarily consist of companies operating healthcare facilities and providing patient services. Based on data compiled by FW Cook at the time of the peer group review, our revenue (based on the available trailing four quarters) and market capitalization as of December 31, 2021 were at the 49th and 53rd percentiles, respectively, in relation to the updated peer group.

Due to the nature of our business, we also compete for executive talent with companies outside our peer group, including public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater compensation potential. In setting compensation, the Compensation Committee considers each executive’s level and job performance, his or her duties and responsibilities at the Company compared to the duties and responsibilities of executive officers in similar positions at the peer group companies, as well as general industry survey data and other circumstances unique to the Company. The Compensation Committee then evaluates whether the compensation elements and levels provided to our named executive officers were generally appropriate relative to their responsibilities at the Company vis-à-vis compensation elements and levels provided to their counterparts in the peer group or within the market. The Compensation Committee considers both objective and subjective criteria to evaluate Company and individual performance, which allows it to exercise informed judgment and not rely solely on rigid benchmarks. Accordingly, the Compensation Committee does not formulaically tie compensation decisions to any particular range or percentile level of total compensation paid to executives at the peer group companies or general industry survey data.

Our Compensation Committee will review our compensation peer group periodically and will make adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Consideration of Say-On-Pay Advisory Vote

Our predecessor company, Jaws Acquisition Corp., was considered an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and was not required to hold a non-binding advisory vote on the compensation of named executive officers (a “say-on-pay” vote”). We will hold our first say-on-pay vote at this year’s Annual Meeting. Because we value the opinion of our stockholders, the Board of Directors and the Compensation Committee will consider the outcome of the “Say-on-Frequency” vote described in Proposal 3 of this proxy statement and the related say-on-pay vote at this year’s Annual Meeting, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

2021 Named Executive Officer Compensation

Annual Base Salary

Annual base salaries are a fixed amount paid to each executive for performing his normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, and comparison to market data. Based on these criteria, our named executive officers’ 2021 annual base salaries were set at the following levels:

	2021 Base Salary

Dr. Marlow Hernandez	$350,000

Brian Koppy	$325,000

Dr. Richard Aguilar	$300,000	*

David Armstrong	$235,000

Mark Novell	$245,000

*For the 2021 fiscal year, Dr. Aguilar’s annual base salary was initially equal to $275,000. However, in recognition of Dr. Aguilar’s role and contribution to the Company, Dr. Aguilar’s base salary was increased to $300,000 in September 2021.

Annual Incentive Plan

Our Annual Incentive Plan (“AIP”) is generally a cash-based program that rewards our named executive officers for achieving critical annual financial goals, which are key indicators of operational performance and builds the foundation for long-term stockholder value creation.

The Compensation Committee determined the 2021 annual cash incentive awards for the named executive officers using the following framework:

The target annual incentive opportunity for each of our named executive officers in 2021 was as follows:

	2021 Target Annual Incentive	2021 Target Annual Incentive as Percent of Base Salary

Dr. Marlow Hernandez	$175,000	50%

Brian Koppy	$195,000	60%

Dr. Richard Aguilar	$120,000	40%

David Armstrong	$70,500	30%

Mark Novell	$61,250	25%

Annual incentive payments can range from 0% to 200% of the target award opportunity, based on performance relative to goals as determined by the Compensation Committee.

Following completion of our business combination, the Compensation Committee established the following goals and payout levels under the 2021 AIP:

Metric	Weighting	Rationale for Metric	Payout Range

Revenue*	50%	Key top-line financial metric of our performance	0 - 200%

Adjusted EBITDA**	50%	Key measure to assess the financial performance of our business in order to make decisions on allocation of resources	0 - 200%

*For 2021, Revenue was adjusted to include the projected payment of certain Medicare Risk Adjustments.

**Adjusted EBITDA is Earnings before Interest, Income Taxes, Depreciation and Amortization (EBITDA) adjusted to add back the effect of certain expenses, such as stock based compensation expense, de novo losses (consisting of losses incurred in the twelve months after the opening of a new facility), acquisition transaction costs (consisting of transaction costs, fair value adjustments to contingent consideration, management fees and corporate development payroll costs), restructuring and other charges, loss on extinguishment of debt, and changes in fair value to an embedded derivative and to warrant liabilities. For 2021, Adjusted EBITDA was further adjusted to include the projected payment of certain Medicare Risk Adjustments and other non-cash items.

The 2021 AIP performance levels were intended to be aggressive but realistic, such that achieving threshold levels would represent minimum acceptable performance and achieving maximum levels would represent outstanding performance. The threshold, target and maximum performance and payout opportunities under the 2021 AIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Threshold ($ million)	Target ($ million)	Maximum ($ million)	Actual Performance ($ million)	Actual Performance (% of Target Achieved)	Payout %

Payout %	50%	100%	200%

Revenue*	$1,160	$1,450	$1,740	$1,720.5	118.7%	193.3%

Adjusted EBITDA*	$76	$99	$114	$123.5	124.7%	200%

Weighted Average Payout: 196.6%

*Please refer to the notes on page 28 for a description of certain adjustments to the metrics.

Based on the achievement of the 2021 performance goals, the annual incentive awards earned by our named executive officers for 2021 are reflected in the table below. Although our AIP awards will normally be paid entirely in cash, in order to conserve the Company’s cash, 100% of the earned AIP for our CEO and approximately 49% of the other named executive officers, was delivered in the form of RSUs subject to a further two-year vesting requirement.

	Earned AIP	Value of AIP Paid in Cash	Value of AIP Delivered in RSUs	Number of RSUs (#)
Dr. Marlow Hernandez	$344,116	$0	$344,116	61,079
Brian Koppy	$283,643*	$144,246	$139,397	24,742
Dr. Richard Aguilar	$235,966	$120,000	$115,966	20,583
David Armstrong	$138,630	$70,000	$68,630	12,181
Mark Novell	$76,884*	$39,099	$37,785	6,707

* Reflects proration based on start date.

The RSUs were granted on March 15, 2022, with the number of RSUs calculated by dividing the applicable value by $5.63, the average closing price of our Class A common stock during the 20-trading days prior to the grant date. (An average price was used to smooth single-day price volatility in our share price.)

Separate from the 2021 AIP, Mr. Koppy also received a sign-on bonus of $600,000 in connection with the commencement of his employment. However, Mr. Koppy will be required to repay a pro-rata portion of the sign-on bonus in the event his employment is terminated prior to April 5, 2023 by the Company for “cause” (as defined in his employment agreement) or by Mr. Koppy without “good reason” (as defined in his employment agreement).

2021 Long-Term Incentive Program (LTIP)

Long-term equity incentive awards enable our named executive officers to acquire a meaningful ownership interest in our Company. We believe that equity awards provide our named executive officers with a direct interest in our long-term performance, create an ownership mindset, and help align the interests of our named executive officers and our stockholders.

For 2021, our named executive officers were eligible to receive annual equity incentive awards in the form of time-based stock options and performance-adjusted restricted stock units (“PARSUs”). The target value of each executive’s annual equity award opportunity was intended to be market competitive and reflective of such executive’s skill set, experience, role, and responsibilities.

Target Value of 2021 LTIP

Dr. Marlow Hernandez	$2,700,000

Brian Koppy	$962,000

Dr. Richard Aguilar	$724,000

David Armstrong	$543,000

Mark Novell	$196,000

The table below summarizes the key features of the 2021 equity awards:

Equity Award	Target LTIP Weight	Key Features

Performance- Adjusted RSU (PARSU)	80%

•   PARSUs link granted equity compensation value to the achievement of critical financial objectives and align executives’ interests with those of our stockholders.

•   Grant of PARSUs was conditioned on the achievement of pre-established 2021 financial goals and a total stockholder return (TSR) modifier; failure to achieve the minimum performance would have resulted in no PARSU grants.

•   Financial goals consisted of Revenue (key top-line metric) and Adjusted EBITDA (key bottom-line metric). Please refer to page 28 for a description of certain adjustments to the metrics.

•   The achievement of the financial goals was further modified by absolute TSR performance, to align the earned value with stock price performance during the performance period.

•   Earned PARSUs were granted on March 15, 2022 (following completion of the 2021 performance period) and will vest annually over a two-year period commencing December 31, 2022, subject generally to continued employment on each vesting date.

Time-Based Stock Options	20%

•   Stock options align our executives’ interests with the interests of our stockholders because options only have financial value to the recipient if the price of our stock at the time of exercise exceeds the stock price on the date of grant.

•   Stock options were granted on March 15, 2022 (following completion of the 2021 performance period) and will vest annually over a four-year period commencing March 15, 2023, subject generally to continued employment on each vesting date.

Adjustment RSUs	-

•   Incremental time-based RSU awards to reward the 47.5% share increase from $10/share (being the Jaws Acquisition Corp. deal signing price) to $14.75/share (which was the stock price at deal closing).

•   The adjustment RSUs were granted on March 15, 2022 and will vest annually over a two-year period commencing December 31, 2022, subject generally to continued employment on each vesting date.

For 2021, the PARSUs were earned and granted based on achievement of the adjusted revenue and adjusted EBITDA goals set forth below (with performance between points interpolated), as adjusted by the TSR modifier:

Step 1: Measure Performance Against Financial Goals

	Threshold ($ million)	Target ($ million)	Maximum ($ million)	Actual Performance ($ million)	Actual Performance (% of Target Achieved)	Initial Earned Value (% of Target)
Initial Earned %	50%	100%	200%

Revenue* (50%)	$1,160	$1,450	$1,740	$1,720.5	118.7%	193.3%
Adjusted EBITDA* (50%)	$76	$99	$114	$123.5	124.7%	200%

Step 2: Calculate TSR Modifier

	Average Trading Price on first day of performance period (A)	Average Trading Price on last day of performance period (B)	Applicable TSR (calculated as (B/A) -1)	TSR Modifier (calculated as Applicable TSR + 100%, subject to 50% minimum and 500% maximum)

Stock Price	$14.63	$9.25	-36.8%	63.2%

Step 3: Calculate Final Earned LTI Percentage

	Initial Earned (% of Target)	TSR Multiplier	Adjusted Value (% of Target)	Final Earned LTI Percentage
Revenue* (50%)	193.3%	63.2%	122.2%	124.3%
Adjusted EBITDA* (50%)	200%	63.2%	126.4%

*Please refer to the notes on page 28 for description of certain adjustments to the metrics.

Based on the foregoing calculation, the following table shows the actual earned 2021 LTIP value and resulting grant of PARSUs and stock options, together with the adjustment RSUs (described above).

	PARSUs		Stock Options		Adjustment RSUs
	LTI Value ($)	Award (#)	LTI Value ($)	Award (#)	Value ($)	Award (#)

Dr. Marlow Hernandez	$2,683,984	476,390	$540,000	139,175	$524,302	86,949

Brian Koppy	$707,395*	125,558	$142,323*	36,681	$186,809	30,980

Dr. Richard Aguilar	$719,705	127,743	$144,800	37,320	$140,589	23,315

David Armstrong	$539,779	95,807	$108,600	27,990	$105,441	17,486

Mark Novell	$124,376*	22,076	$25,024*	6,449	-	-

* Reflects proration based on start date.

Following completion of the 2021 performance period:

•

The PARSUs were granted on March 15, 2022, with the number of RSUs calculated by dividing the applicable earned value by $5.63 the average closing price of our Class A common stock during the 20-trading days prior to the grant date. (An average price was used to smooth single-day price volatility in our share price.)

•

The stock options were granted on March 15, 2022 with the number of options calculated based on the Black-Scholes value on the date of grant; the exercise price was $6.03, the closing price of our Class A common stock on the date of grant.

Notwithstanding that the foregoing LTI awards were granted with respect to 2021 performance, as required by applicable SEC rules, these LTI awards will be reported in the Summary Compensation Table and Grants of Plan Based Awards Table included in our 2023 proxy statement because they were formally granted in 2022.

IPO Related Equity Awards Following Business Combination

Following our business combination, the Compensation Committee granted our CEO and other key executives IPO related equity awards to specifically recognize the value creation generated by our IPO, drive performance to create long-term value, and serve as a critical retention incentive to secure our key executives in the aftermath of becoming a public company; these special awards consisted primarily of performance stock options and recognition RSUs.

	Time- Based RSUs (#)	Performance Stock Options (#)	Recognition RSUs (#)

Dr. Marlow Hernandez	-	2,820,000	1,339,500

As a result of the substantial price-vesting hurdles (as described below), none of the IPO Performance Stock Options are currently “in-the-money.”

IPO Recognition RSUs are subject to a four-year vesting period.

Brian Koppy	373,972	400,000	190,000
Dr. Richard Aguilar	200,000	600,700	285,333
David Armstrong	50,000	600,700	285,333
Mark Novell	-	61,100	29,023

The performance stock option award will vest in connection with the achievement of the stock price hurdles set forth below prior to the third anniversary of the closing of our business combination, so long as the closing price of our stock exceeds the applicable hurdle price for at least 20 consecutive trading days. The exercise price of each closing performance stock option was $14.75/share, which was the closing price of our stock on our business combination date.

Per Share Stock Price Hurdle	Price Appreciation Percentage*	Percentage of Options Earned

Below $20	-	0

$20	35.5%	25%

$25	69.5%	25%

$30	103.4%	25%

$40 or above	171.2%	25%

*From $14.75/share strike price.

Once a stock price hurdle is satisfied, 50% of the earned portion of the performance stock options vests on the first anniversary of such date and the remaining 50% vests on the second anniversary of such date, subject generally to the named executive officer’s continued employment with us or our subsidiaries.

The recognition RSU awards will vest in four equal annual installments, commencing August 24, 2022, subject generally to continued employment with us or our subsidiaries.

The time-based RSU awards will vest in four equal annual installments, commencing on the first anniversary of the closing of our business combination (or, for Mr. Koppy, commencing on the first anniversary of April 5, 2021, the effective date of his employment agreement), subject generally to continued employment with us or our subsidiaries.

For reference, a comparison of our CEO’s IPO awards by grant date value, realizable value as of March 15, 2022 (representing the value of the award based on the closing share price and assuming the 4-year vesting conditions will be satisfied), and actual realized value is illustrated in the graph below.

CEO IPO Related Equity Awards

Other Compensation and Governance Matters

Employment Agreements

We have entered into employment agreements with each of our named executive officers which provide for “at will” employment. For additional information regarding the material terms of each named executive officer’s employment agreement, please see the section below entitled “Employment Agreements with Named Executive Officers”.

Each of our named executive officers is also subject to a non-competition, non-solicitation, confidentiality, and assignment agreement, which provides for a perpetual post-termination confidentiality covenant as well as non-competition and non-solicitation of customers, employees and consultants covenants that apply during employment and for one year following termination, subject to the type of termination in the case of the non-competition provision.

Retirement, Health, Welfare, Perquisites and Personal Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, short and long-term disability, and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our named executive officers are also eligible to participate in a separate long-term disability plan and life insurance plan and are eligible to receive reimbursement of financial planning and tax preparation fees and an annual executive physical.

We sponsor a 401(k) defined contribution plan in which our U.S. based named executive officers may participate, subject to limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”), to the same extent as our other U.S. based regular employees.

Employee Stock Purchase Plan

Pursuant to our employee stock purchase plan, employees, including our named executive officers, have an opportunity to purchase our Class A common stock at a discount through payroll deductions. The purpose of the employee stock purchase plan is to encourage our employees, including our named executive officers, to become our stockholders and better align their interests with those of our other stockholders.

Hedging Transactions

Pursuant to our Insider Trading Policy, we prohibit our directors, officers and certain designated employees from buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

We also have an anti-pledging policy whereby no executive officer or director may pledge the Company’s securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee and the amount borrowed by such executive officer or director does not exceed more than 25% of the total value of such person’s holdings of the Company’s securities. As described earlier in this CD&A, we have a pay-for-performance compensation philosophy under which compensation is predominantly earned and delivered in the form of equity. Given that our executive compensation program is heavily weighted towards equity and as a newly public company, we believe permitting a limited amount of pledging is necessary and appropriate because it mitigates the need for executives to sell Company shares to address unanticipated or urgent personal and family liquidity needs. As part of its risk oversight function, the Audit Committee will regularly review any share pledges to assess whether such pledging poses an undue risk to the Company.

Tax Deductibility Policy

The Compensation Committee considered the deductibility of compensation for federal income tax purposes in the design of the Company’s compensation programs. While the Company generally seeks to maintain the deductibility of the incentive compensation paid to its executive officers, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practices, its compensation philosophy and the best interests of stockholders, even if these amounts are not fully tax deductible.

Compensation Risk Assessment

The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs, as well as the multiyear vesting schedules for equity awards, encourage executives to maintain both a short and a long-term view with respect to Company performance.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 401(b) of Regulation S-K with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.

Dr. Alan Muney, Chair

Dr. Lewis Gold

Angel Morales

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables

Summary Compensation Table

The following table presents information regarding the compensation earned or received by our named executive officers during the fiscal years ended December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)		Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Dr. Marlow Hernandez	2021	350,000	—		19,074,480	11,914,500	344,116	2,900	31,685,996
Chief Executive Officer	2020	350,000	700,000		—	—	—	2,808	1,052,808

Brian Koppy	2021	237,500	600,000	(6)	7,705,606	1,690,000	283,643	1,375	10,518,124
Chief Financial Officer
Dr. Richard Aguilar	2021	289,423	—		7,013,142	2,537,958	235,966	—	10,076,489
Chief Clinical Officer	2020	275,000	75,000		—	—	—	—	350,000

David Armstrong	2021	235,000	—		4,800,642	2,537,958	138,630	1,808	7,714,038
Chief Compliance Officer and General Counsel	2020	235,000	70,000		—	20,880	—	—	325,880
Mark Novell	2021	153,596	—		413,288	258,148	76,884	—	901,916
Chief Accounting Officer

(1)	For each of Mr. Koppy and Mr. Novell, the amounts reported as salary for the 2021 fiscal year reflect the salary earned in 2021 following the commencement of employment with us.
(2)

Amounts shown reflect the grant date fair value of RSUs granted during the fiscal year ended December 31, 2021. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see “Note 14” to our audited consolidated financial statements for the year ended December 31, 2021 in our Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the RSUs.

(3)

Amounts shown reflect the grant date fair value of stock options granted during the fiscal year ended December 31, 2021, and the grant date fair value of Class B Units of Primary Care (ITC) Holdings, LLC (the “Seller”) granted during the fiscal year ended December 31, 2020. The grant date fair value was computed in accordance with FASB ASC Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. As such option awards granted in 2021 are earned based on market-

based conditions, the fair value was estimated using a Monte Carlo Simulation model. See discussion in the CD&A under “IPO Related Equity Awards following Business Combination” for a description of the performance conditions applicable to the 2021 stock option grants. For information regarding assumptions underlying the valuation of equity awards, see “Note 14” to our audited consolidated financial statements for the year ended December 31, 2021 in our Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost for these stock options and Class B Units, as applicable, and do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the Class B Units or the exercise of the stock options or sale of the shares of common stock underlying such stock options, as applicable.

(4)

For the 2021 fiscal year, in order to conserve the Company’s cash, 100% of the earned annual incentive plan compensation for Dr. Hernandez and approximately 49% of the earned annual incentive plan compensation for each other named executive officer, was delivered in the form of RSUs subject to a further two-year vesting requirement. See discussion in the CD&A under “Annual Incentive Plan” for a summary of the RSU awards granted in lieu of the annual cash bonus.

(5)	Amount shown represents an employer matching contribution under our 401(k) Plan.
(6)	Amounts represents a $600,000 signing bonus paid in connection with Mr. Koppy’s commencement of employment with us as our Chief Financial Officer.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to a named executive officer in the fiscal year ended December 31, 2021.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name and Principal Position	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Exercise Price of Option Awards (4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Dr. Marlow Hernandez	—		5/24/2021	87,500	175,000	350,000
Chief Executive Officer	6/3/2021		5/24/2021				705,000	—	2,820,000		14.75	11,914,500
	9/21/2021		8/24/2021							1,339,500		19,074,480
Brian Koppy	—		5/24/2021	97,500	195,000	390,000
Chief Financial Officer	4/5/2021	(6)	3/17/2021							373,972		5,000,006
	6/3/2021		5/24/2021				100,000	—	400,000		14.75	1,690,000
	9/21/2021		8/24/2021							190,000		2,705,600
Dr. Richard Aguilar	—		5/24/2021	60,000	120,000	240,000
Chief Clinical Officer	6/3/2021		5/24/2021				150,175	—	600,700		14.75	2,537,958
	6/3/2021	(7)	5/24/2021							200,000		2,950,000
	9/21/2021		8/24/2021							285,333		4,063,142
David Armstrong	—		5/24/2021	35,250	70,500	141,000
Chief Compliance Officer and General Counsel	6/3/2021		5/24/2021				150,175	—	600,700		14.75	2,537,958
	6/3/2021	(7)	5/24/2021							50,000		737,500
	9/21/2021		8/24/2021							285,333		4,063,142
Mark Novell	—		5/24/2021	30,625	61,250	122,500
Chief Accounting Officer	6/3/2021		5/24/2021				15,275	—	61,100		14.75	258,148
	9/21/2021		8/24/2021							29,023		413,288

(1)

In order to conserve the Company’s cash, 100% of the earned annual incentive plan compensation for Dr. Hernandez and approximately 49% of the earned annual incentive plan compensation for each other named executive officer, was delivered in the form of RSUs subject to a further two-year vesting requirement.

(2)

Each stock option award is earned based on achievement of specified stock price hurdles prior to the third anniversary of the closing of our business combination and each named executive officer’s continued employment, as described in the footnotes to the “Outstanding Equity Awards at 2021 Year-End Table” below. See also discussion in the CD&A under “IPO Related Equity Awards following Business Combination” for a description of the 2021 stock option grants.

(3)

Each RSU is subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at 2021 Year-End Table” below. See also discussion in the CD&A under “IPO Related Equity Awards following Business Combination” for a description of the recognition RSU grants.

(4)	Based on the closing price of our Class A common stock as reported on the NYSE on the date of grant.
(5)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs and stock options, as applicable, granted to the named executive officer in the fiscal year ended December 31, 2021, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions and are based on the probable outcome of performance-vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see “Note 14” to our audited consolidated financial statements for the year ended December 31, 2021 in our Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost for these RSUs and stock options, as applicable, and do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the RSUs or the exercise of the stock options or sale of the shares of Class A common stock underlying such stock options, as applicable.

(6)	The Company commenced expensing this award on June 3, 2021, the closing of our business combination, but this award was granted effective upon the date of the filing of the Form S-8.
(7)	The Company commenced expensing this award on June 3, 2021, the closing of our business combination, but this award was granted effective upon the date of the filing of the Form S-8.

Employment Agreements with Named Executive Officers

Employment Agreement with Dr. Marlow Hernandez

We entered into an employment agreement with Dr. Hernandez in connection with our business combination, pursuant to which we employ Dr. Hernandez as our Chief Executive Officer on an “at will” basis for a term of three years following the closing of our business combination, subject to automatic renewal for successive one-year terms unless the Company or Dr. Hernandez delivers a written non-renewal notice. Dr. Hernandez’ employment agreement provides that his annual base salary is subject to periodic review by our Compensation Committee and may be increased but not decreased. In addition, the employment agreement provides that Dr. Hernandez is eligible to receive cash incentive compensation, which target annual amount shall not be less than fifty percent (50%) of his annual base salary. Subject to approval by our Board, Dr. Hernandez shall also be eligible to receive an annual equity award with target value of $2,411,000. Upon the closing of our business combination, Dr. Hernandez was granted a stock option to purchase 2,820,000 shares of our Class A common stock. Dr. Hernandez is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Dr. Hernandez’ employment by the Company without “cause” (as defined in his employment agreement, including due to the Company’s delivery of a non-renewal notice) or by his resignation for “good reason” (as defined in his employment agreement), subject to Dr. Hernandez’ execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Hernandez will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Dr. Hernandez’ election to receive continued health benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Hernandez’ COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Dr. Hernandez’ employment is terminated by the Company without “cause” (including due to the Company’s delivery of a non-renewal notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Stock Option and Incentive Plan (“2021 Plan”) and subject to Dr. Hernandez’ execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Hernandez will be entitled to receive (i) an amount in cash equal to two-times the sum of (x) Dr. Hernandez’ then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Dr. Hernandez in each of the two completed years prior to the year of his date of termination (provided that if incentive compensation has not been paid to Dr. Hernandez for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Dr. Hernandez’ election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Hernandez’ COBRA health continuation period.

The cash severance payable to Dr. Hernandez upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section 409A of the Code.

Employment Agreement with Mr. Brian Koppy

We entered into an amended and restated employment agreement with Mr. Koppy in connection with our business combination, pursuant to which we employ Mr. Koppy as our Chief Financial Officer on an “at will” basis. Pursuant to his amended and restated employment agreement, Mr. Koppy’s annual base salary was initially $325,000 per year and is subject to periodic review by our Compensation Committee or Board. In addition, the amended and restated employment agreement provides that Mr. Koppy is eligible to receive cash incentive compensation, which target annual amount shall not be less than sixty percent (60%) of his annual base salary (which amount will be pro-rated for the portion of the 2021 year that Mr. Koppy is employed). Mr. Koppy also received a one-time signing bonus of $600,000, payable within 30 days of the effective date of his initial employment agreement and subject to repayment of a pro-rated portion if his employment is terminated prior to the two-year anniversary of the effective date of his initial employment agreement by either the Company for “cause” (as defined in his amended and restated employment agreement) or by his resignation other than for “good reason” (as defined in his amended and restated employment agreement). Subject to approval by our Board, Mr. Koppy shall also be eligible to receive an annual equity award with target value of $859,000. Mr. Koppy is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Mr. Koppy’s employment by the Company without “cause” or by his resignation for “good reason,” subject to Mr. Koppy’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and their affiliates, Mr. Koppy will be entitled to receive (i) base salary continuation for twelve months following his termination date, (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which his termination occurs; (iii) a pro-rated portion of his target bonus for the year in which his termination occurs, and (iv) subject to Mr. Koppy’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Koppy’s COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Mr. Koppy’s employment is terminated by the Company without “cause”, or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Mr. Koppy’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Mr. Koppy will be entitled to receive (i) an amount in cash equal to two-times the sum of (x) Mr. Koppy’s base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Mr. Koppy in each of the two completed years prior to the year of his date of termination (provided that if incentive compensation has not been paid to Mr. Koppy for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Mr. Koppy’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Koppy’s COBRA health continuation period.

The cash severance payable to Mr. Koppy upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section 409A of the Code.

Employment Agreement with Dr. Richard Aguilar

We entered into an employment agreement with Dr. Aguilar in connection with our business combination, pursuant to which we employ Dr. Aguilar as our Chief Clinical Officer on an “at will” basis for a term of three years following the closing of our business combination, subject to automatic renewal for successive one-year terms unless the Company or Dr. Aguilar delivers a written non-renewal notice. Dr. Aguilar’s employment agreement provides that his annual base salary is subject to periodic review by our Compensation Committee and may be increased but not decreased. In addition, the employment agreement provides that Dr. Aguilar is eligible to receive cash incentive compensation, which target annual amount shall not be less than forty percent (40%) of his annual base salary. Subject to approval by our Board, Dr. Aguilar shall also be eligible to receive an annual equity award with target value of $646,000. Upon the closing of our business combination, Dr. Aguilar was granted a stock option to purchase 600,700 shares of our common stock and a restricted stock unit award in respect of 200,000 shares of our common stock. Dr. Aguilar is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Dr. Aguilar’s employment by the Company without “cause” (as defined in his employment agreement, including due to the Company’s delivery of a non-renewal notice) or by his resignation for “good reason” (as defined in his employment agreement), subject to Dr. Aguilar’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Aguilar will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which his termination occurs; (iii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Dr. Aguilar’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Aguilar’s COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Dr. Aguilar’s employment is terminated by the Company without “cause” (including due to the Company’s delivery of a non-renewal notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Dr. Aguilar’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Aguilar will be entitled to receive (i) an amount in cash equal to two-times the sum of (x) Dr. Aguilar’s then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Dr. Aguilar in each of the two completed years prior to the year in which his termination occurs (provided that if incentive compensation has not been paid to Dr. Aguilar for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Dr. Aguilar’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Aguilar’s COBRA health continuation period.

The cash severance payable to Dr. Aguilar upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section 409A of the Code.

Employment Agreement with Mr. David Armstrong

On March 15, 2022, we entered into a new employment agreement with Mr. Armstrong, pursuant to which we employ Mr. Armstrong as our Chief Compliance Officer, General Counsel and Corporate Secretary on an “at will” basis for a term of three years following such date, subject to automatic renewal for successive one-year terms unless the Company or Mr. Armstrong delivers a written non-renewal notice. Mr. Armstrong’s employment agreement provides that his annual base salary is subject to periodic review by our Compensation Committee and may be increased but not decreased. In addition, the employment agreement provides that Mr. Armstrong is eligible to receive cash incentive compensation, which target annual amount shall not be less than thirty percent (30%) of his annual base salary. Subject to approval by our Board, Mr. Armstrong shall also be eligible to receive an annual equity award with target value of $543,000. Mr. Armstrong is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Mr. Armstrong’s employment by the Company without “cause” (as defined in his employment agreement, including due to the Company’s delivery of a non-renewal notice) or by his resignation for “good reason” (as defined in his employment agreement), subject to Mr. Armstrong’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Mr. Armstrong will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Mr. Armstrong’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Armstrong’s COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Mr. Armstrong’s employment is terminated by the Company without “cause” (including due to the Company’s delivery of a non-renewal notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Mr. Armstrong’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Mr. Armstrong will be entitled to receive (i) an amount in cash equal to two-times the sum of (x) Mr. Armstrong’s then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Mr. Armstrong in each of the two completed years prior to the year of his date of termination (provided that if incentive compensation has not been paid to Mr. Armstrong for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Mr. Armstrong’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Armstrong’s COBRA health continuation period.

The cash severance payable to Mr. Armstrong upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section 409A of the Code.

Employment Agreement with Mr. Mark Novell

On March 15, 2022, we entered into an employment agreement with Mr. Novell, pursuant to which we employ Mr. Novell as our Chief Accounting Officer on an “at will” basis for a term of three years following such date, subject to automatic renewal for successive one-year terms unless the Company or Mr. Novell delivers a written non-renewal notice. Mr. Novell’s employment agreement provides that his annual base salary is subject to periodic review by our Compensation Committee and may be increased but not decreased. In addition, the employment agreement provides that Mr. Novell is eligible to receive cash incentive compensation, which target annual amount shall not be less than twenty-five percent (25%) of his annual base salary. Subject to approval by our Board, Mr. Novell shall also be eligible to receive an annual equity award with target value of $196,000. Mr. Novell is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Mr. Novell’s employment by the Company without “cause” (as defined in his employment agreement, including due to the Company’s delivery of a non-renewal notice) or by his resignation for “good reason” (as defined in his employment agreement), subject to Mr. Novell’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Mr. Novell will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Mr. Novell’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Novell’s COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Mr. Novell’s employment is terminated by the Company without “cause” (including due to the Company’s delivery of a non-renewal notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Mr. Novell’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates,

Mr. Novell will be entitled to receive (i) an amount in cash equal to two-times the sum of (x) Mr. Novell’s then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Mr. Novell in each of the two completed years prior to the year of his date of termination (provided that if incentive compensation has not been paid to Mr. Novell for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Mr. Novell’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Novell’s COBRA health continuation period.

The cash severance payable to Mr. Novell upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section  409A of the Code.

Outstanding Equity Awards at 2021 Fiscal Year End

The table below sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)

Dr. Marlow Hernandez	6/3/2021	—	—	2,820,000	(2)	14.75	6/3/2031

	9/21/2021							1,339,500	(3)	11,934,945

Brian Koppy	4/5/2021							373,972	(4)	3,332,091

	6/3/2021	—	—	400,000	(2)	14.75	6/3/2031

	9/21/2021							190,000	(3)	1,682,900

Dr Richard Aguilar	6/3/2021	—	—	600,700	(2)	14.75	6/3/2031

	6/3/2021							200,000	(5)	1,782,000

	9/21/2021							285,333	(3)	2,542,317

David Armstrong	6/3/2021	—	—	600,700	(2)	14.75	6/3/2031

	6/3/2021							50,000	(5)	445,500

	9/21/2021							285,333	(3)	2,542,317

Mark Novell	6/3/2021	—	—	61,100	(2)	14.75	6/3/2031

	9/21/2021							29,023	(3)	258,595

(1)

This column represents the aggregate fair market value of the shares underlying the RSUs as of December 31, 2021, based on the closing price of our Class A common stock as reported on the NYSE of $8.91 per share on December 31, 2021.

(2)

This stock option is earned in equal 25% portions if our stock price equals or exceeds $20/share, $30/share, $35/share or $40/share, in each case for at least 20 consecutive trading days prior to the third anniversary of the closing of our business combination. Once a stock price hurdle is satisfied, 50% of the earned portion of the stock option vests on the first anniversary of such date and the remaining 50% vests on the second anniversary of such date, subject to the named executive officer’s continued employment on each vesting date or the named executive officer’s termination by us without “cause” (as defined in each named executive officer’s employment agreement) or due to the named executive officer’s death or disability.

(3)	This RSU award vests in four equal annual installments, commencing on August 24, 2022, subject generally to each named executive officer’s continued employment.
(4)

The Company commenced expensing this award on April 5, 2021, the effective date of Mr. Koppy’s employment agreement, but this RSU award was granted effective upon the date of the filing of the Form S-8. This RSU award vests in four equal annual installments, commencing on April 5, 2022, subject to Mr. Koppy’s continued employment.

(5)

The Company commenced expensing this award on June 3, 2021, the closing of our business combination, but this award was granted effective upon the date of the filing of the Form S-8. This RSU award vests in four equal annual installments, commencing on the first anniversary of the closing of our business combination, subject generally to continued employment.

Option Exercises and Stock Vested

The following table sets forth the aggregate number of Class B Units of Seller earned by our named executive officers upon vesting and the value realized during the fiscal year ended December 31, 2021. During the fiscal year ended December 31, 2021, none of our named executive officers exercised any stock options or vested in any RSUs.

Option Awards

Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)

Dr. Marlow Hernandez	—	—

Brian Koppy	—	—

Dr Richard Aguilar	—	—

David Armstrong	18,063	5,681,891

Mark Novell	—	—

(1)

Amounts reflect outstanding Class B Units of Seller intended to constitute profits interests for federal income tax purposes. Despite the fact that the Class B Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature”.

(2)

Amounts reflect the aggregate estimated fair market value of Class B Units of Seller on each vesting date, based on the cash and aggregate estimated value of Class A common units of Primary Care (ITC) Intermediate Holdings, LLC (“PCIH”) distributed with respect to such Class B Units of Seller at the closing of our business combination. Each Class A common unit of PCIH may be exchanged for one share of Company Class A common stock, and the aggregate estimated fair market value of such Class A common units reflects the closing price of our Class A common stock on June 3, 2021, the closing of our business combination.

Potential Payments Upon Termination or Change in Control

The following tables present information concerning estimated payments and benefits that would be provided to our named executive officers in the event of certain qualifying terminations of employment, including qualifying terminations of employment in connection with a change in control of the Company. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of our fiscal year ended December 31, 2021 using the closing market price of our stock on that date of $8.91. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

In addition, the amounts in the tables below exclude payments that would be made for (i) accrued salary and vacation pay; (ii) distribution of plan balances under our 401(k) plan; (iii) life insurance proceeds in the event of death; and (iv) disability insurance payouts in the event of disability to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment.

	Qualifying Termination Not in Connection with a Change in Control (1)					Qualifying Termination in Connection with a Change in Control (2)
Name	Cash Severance ($)		Continued Benefits ($) (3)	Equity Acceleration ($)	Total ($)	Cash Severance ($)		Continued Benefits ($) (3)	Equity Acceleration ($) (4)	Total ($)

Dr. Marlow Hernandez	525,000	(5)	6,721	—	531,721	1,469,116	(8)	6,721	14,618,929	16,094,766

Brian Koppy	520,000	(5)	3,309	—	523,309	1,235,000	(8)	3,309	5,732,386	6,970,695

Dr. Richard Aguilar	420,000	(5)	6,571	—	426,571	1,030,966	(8)	6,571	5,044,022	6,081,559

David Armstrong	235,000	(6)	6,592	—	241,592	749,630	(8)	6,592	3,527,596	4,283,818

Mark Novell	122,500	(7)	2,745	—	125,245	122,500	(7)	2,745	124,376	249,621

(1)

A “qualifying termination” means a termination of employment by either the Company without “cause” (as defined in each named executive officer’s employment agreement) or by the named executive officer for “good reason” (as defined in each named executive officer’s employment agreement), and “not in connection with a change in control” means prior to, or more than 12 months after, a “sale event” (as defined in our 2021 Plan).

(2)

A “qualifying termination” means a termination of employment by either the Company without “cause” (as defined in each named executive officer’s employment agreement) or by the named executive officer for “good reason” (as defined in each named executive officer’s employment agreement), and “in connection with a change in control” means within 12 months after a “sale event” (as defined in our 2021 Plan).

(3)

Represents 12 months (6 months for Mr. Novell) of our contribution toward health insurance, based on our actual costs to provide health insurance to the named executive officer as of the date of termination.

(4)

Represents the sum of (i) the value of unvested RSUs held by each executive as of December 31, 2021, and (ii) the value of each named executive officer’s PARSUs for the 2021 fiscal year. In addition, in the event that these equity awards are not substituted, assumed or continued in connection with a “sale event” (as defined in our 2021 Plan), each award will accelerate in full immediately prior to such sale event.

(5)	Represents the sum of (i) 12 months of the named executive officer’s base salary, and (ii) a pro-rated portion of the named executive officer’s target bonus for the year in which termination occurs.
(6)	Represents 12 months of the named executive officer’s base salary.
(7)	Represents 6 months of the named executive officer’s base salary.
(8)

Represents (i) two-times the sum of (x) the named executive officer’s base salary and (y) the average annual incentive compensation paid in each of the two completed years prior to the year of his date of termination; and (ii) a pro-rated portion of the named executive officer’s target bonus for the year in which termination occurs.

	Termination due to death
Name	Cash Severance ($)	Continued Benefits ($)	Equity Acceleration ($) (1)	Total ($)

Dr. Marlow Hernandez	—	—	2,683,984	2,683,984

Brian Koppy	—	—	707,395	707,395

Dr. Richard Aguilar	—	—	719,705	719,705

David Armstrong	—	—	539,779	539,779

Mark Novell	—	—	124,376	124,376

(1)	Represents the value of each named executive officer’s PARSUs for the 2021 fiscal year.

Equity Compensation Plan Information Table

The following table provides information as of December 31, 2021 regarding shares of Class A common stock that may be issued under the 2021 Plan and the Company’s 2021 Employee Stock Purchase Plan, as amended (the “ESPP”):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)

Equity compensation plans not approved by security holders	—		—		—

Equity compensation plans approved by security holders	17,871,220	(1)	14.75	(2)	37,752,657	(3)

Total	17,871,220				37,752,657

(1)

Amount includes 12,703,698 shares of Class A common stock issuable upon the exercise of outstanding options granted under the 2021 Plan and 5,167,522 shares of Class A common stock issuable upon vesting of restricted stock units granted under the 2021 Plan.

(2)	Since restricted stock units do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(3)

Includes 34,128,780 shares available for issuance under the 2021 Plan and 3,623,877 shares available for issuance under the ESPP. The ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase on January 1, 2022 and each January 1 thereafter by the least of one percent (1%) of the number of shares of Class A common stock of the Company outstanding on the immediately preceding December 31, (ii) 15,000,000 shares, or (iii) such lesser number as determined by the administrator. Amount does not include the 15,000,000 shares which were added to the number of shares reserved and available for issuance under the ESPP on January 1, 2022 as a result of such automatic annual increase.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K we determined the ratio of the annual total compensation of our Chief Executive Officer, Dr. Hernandez, relative to the annual total compensation of our median employee.

For the purposes of reporting annual total compensation and the ratio of annual total compensation of the Chief Executive Officer to the median employee, the annual total compensation of both our Chief Executive Officer and our median employee were calculated in a manner that is consistent with the disclosure requirements in the 2021 Summary Compensation Table.

The Company’s methodology in determining our median employee is based on 2021 base salaries (annualized for employees hired mid-year or who had a leave of absence during the year) plus incentive bonuses for the 2021 fiscal year for all individuals, excluding our Chief Executive Officer, who were employed by us as of October 1, 2021. In accordance with Item 402(u) and instructions thereto, we included all full-time, part-time, temporary and seasonal employees in the determination of our median employee.

After applying the methodology described above, the annual total compensation of our median employee for the fiscal year ended December 31, 2021 was $34,747. The annual total compensation of our Chief Executive Officer for the fiscal year ended December 31, 2021 was $31,685,996, as reported in the

“Total Compensation” column in the 2021 Summary Compensation Table included elsewhere in this proxy statement. Based on this information, for 2021, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee was 912:1.

The foregoing pay ratio was calculated in a manner consistent with SEC rules and the methodology described above. However, the required compensation measure used for our Chief Executive Officer and included in the pay ratio above does not represent his expected normal annual compensation. Specifically, as described in the section titled “IPO Related Equity Awards Following Business Combination” beginning on page 33 of this proxy statement, total compensation reported in the Summary Compensation Table included a grant date fair value of $30,989,000 attributable to one-time IPO related awards. Solely for informational purposes, if the pay ratio were calculated based on the CEO’s earned 2021 compensation of $4,442,402, the pay ratio of our CEO to our median employee would be 128:1.

The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Committee Interlocks and Insider Participation

During 2021, the following directors, all of whom are independent directors, served on our Compensation Committee: Dr. Lewis Gold, Angel Morales and Dr. Alan Muney. None of our executive officers serve as a member of a board of directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Non-Employee Director Compensation

We believe that a combination of cash and equity compensation is appropriate to attract and retain, on a long-term basis, high-caliber individuals to serve on our Board of Directors. We further believe that it is appropriate to provide cash compensation to our non-employee directors to compensate them for their time and effort and to provide equity compensation to our non-employee directors to align their long-term interests with those of the Company and our stockholders.

In connection with our business combination, our Compensation Committee engaged KPMG International as its compensation consultant to advise on, among other things, non-employee director compensation matters. In doing so, our Compensation Committee reviewed and considered peer group compensation data prepared by KPMG International.

Based on the recommendations provided by KPMG International and upon the recommendation of our Compensation Committee, in June 2021 our Board of Directors adopted a non-employee director compensation policy for the compensation of our non-employee directors following our business combination. Under our non-employee director compensation policy, each non-employee director will be paid cash retainers for services provided to our Company, as set forth below:

Member Annual Fee ($)

Annual service on our Board of Directors	50,000

Additional retainer for Lead Independent Director	35,000

In addition, pursuant to our non-employee director compensation policy, each non-employee director will receive an annual grant of restricted stock units (“RSUs”) under the 2021 Plan with a grant date fair market value of $200,000. The RSUs will vest in a single installment on the earlier to occur of the first anniversary of the grant date or the next annual meeting, subject to continued service as a director through such vesting date. Any outstanding unvested restricted stock unit awards will accelerate in full upon a sale event (as defined in our 2021 Plan).

In addition, our director compensation policy provides that non-employee directors will be reimbursed for all travel expenses incurred by such non-employee directors in attending meetings of our Board of Directors or any committee thereof.

Fiscal Year 2021 Director Compensation Table

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the fiscal year ended December 31, 2021. Other than as set forth in the table and described below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board of Directors. Dr. Marlow Hernandez, our Chief Executive Officer, did not receive any compensation for his service as a member of our Board of Directors during 2021. Dr. Hernandez’s compensation for service as an employee for the fiscal year ended December 31, 2021 is presented above under the heading “Executive Compensation – Summary Compensation Table.” In addition, we reimburse non-employee directors for travel expenses incurred in attending meetings of our Board of Directors or any committee thereof.

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)(2)

Elliot Cooperstone	30,410	30,410

Dr. Lewis Gold	30,410	30,410

Jacqueline Guichelaar	30,410	30,410

Angel Morals	30,410	30,410

Dr. Alan Muney	30,410	30,410

Kim Rivera	30,410	30,410

Barry S. Sternlicht	30,410	30,410

Solomon Trujillo	51,697	51,697

(1)   Cash retainer fees for the fiscal year ended December 31, 2021 were pro-rated based on the duration of each director’s service following the closing of our business combination.

(2)   As of December 31, 2021, none of our non-employee directors serving on that date held any outstanding RSUs. However, in January 2021, each of our non-employee directors serving on that date was granted RSUs pursuant to our non-employee director compensation policy in the following amounts based on their service on our Board of Directors following the closing of our business combination. Each such RSU award will vest in full on the date of this year’s Annual Meeting, subject to each director’s continued service as a director through such vesting date.

Name	Shares (#)

Elliot Cooperstone	14,825

Dr. Lewis Gold	14,825

Jacqueline Guichelaar	14,825

Angel Morales	14,825

Dr. Alan Muney	14,825

Kim Rivera	14,825

Barry S. Sternlicht	14,825

Solomon Trujillo	14,825

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies for Approval of Related Party Transactions

The Board has adopted a Related Person Transaction Policy that sets forth the policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” A “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Cano Health or any of its subsidiaries are participants and a “related person” has a direct or indirect interest.

A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

The Company’s Audit Committee shall review the material facts of all related person transactions. The Company shall provide the Audit Committee with all material information regarding the related person transaction, the interest of the related person and any potential disclosure obligations of the Company in connection with such related person transaction. To identify related person transactions in advance, the Company will rely on information supplied by the Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Company’s Audit Committee will take into account among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the related person transaction.

Related Party Transactions

Other than compensation arrangements for our directors and named executive officers, which are described in the sections of this proxy statement titled “Board of Directors and Corporate Governance” and “Executive and Director Compensation,” below we describe transactions during the last fiscal year to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Advisory Services Agreement

In December 2016, the Company and InTandem Capital Partners, LLC (“InTandem”) entered into an advisory services agreement whereby InTandem owned the majority voting and equity interest in Cano Health’s parent, Primary Care (ITC) Holdings, LLC, and provided financial and management consulting services to the Company. Services provided included, but were not limited to (i) corporate strategy, (ii) legal advice, (iii) acquisitions and divestitures strategies, and (iv) debt and equity financings. InTandem was entitled to an annual fee equal to the greater of $0.3 million or 2% of EBITDA for the prior calendar year plus out-of-pocket expenses. The advisory services agreement was terminated upon the consummation of our business combination.

Pursuant to the advisory services agreement, the Company incurred related party transaction costs of approximately $2.3 million during the year ended December 31, 2021. As of December 31, 2021, no balance was owed to InTandem pursuant to this agreement.

Administrative Service Agreement

On April 23, 2018, the Company entered into an administrative service agreement with Dental Excellence Partners, LLC (“DEP”), under which DEP paid administrative services fee. In addition, the Company also recognizes revenue from licensing the Cano Health’s dental trademark and from various subleasing agreements with Dental Excellence Partners. The administrative fee is a monthly fixed amount per office for providing comprehensive management and related administrative services to the dental practices. During April 2019, the Company entered into an amendment to this agreement and modified the administrative fee. The Company and DEP terminated the Administrative Service Agreement in December 2020, effective immediately.

The Company recognized approximately $0.4 million of income during the year ended December 31, 2021. As of December 31, 2021, an immaterial amount was due to the Company in relation to these agreements and recorded in the caption accounts receivable.

Dental Service Agreement

During 2019, the Company entered into a dental service agreement with Care Dental Group, LLC (“Belen Dental”), whereby the Company agreed to pay Belen Dental $15 per member per month, for each Medicare Advantage (“MA”) patient that is identified by the Company on a monthly enrollment roster to receive care at the legacy Belen Medical Centers. During the year ended December 31, 2021, the Company paid Belen Dental approximately $0.3 million pursuant to this agreement.

On October 9, 2020 the Company entered into a dental services agreement with Dental Excellence Partners, LLC to provide dental services for managed care members of the Company. The Company was charged approximately $4.6 million during the year ended December 31, 2021. As of December 31, 2021, no balance was due to Dental Excellence Partners, LLC.

Humana Relationships

In 2020, Cano Health and its parent, Primary Care (ITC) Holdings, LLC, entered into multi-year agreements with Humana, Inc. (“Humana”) and its affiliates whereby Primary Care (ITC) Holdings, LLC entered into a note purchase agreement with Humana for a convertible note due October 2022 with an aggregate principal amount of $60 million. The note accrued interest at a rate of 8% per annum through March 2020 and 10% per annum thereafter, payable in kind. The note was convertible to Class A-4 units of Primary Care (ITC) Holdings, LLC at the option of Humana in the event Primary Care (ITC) Holdings, LLC and its affiliates seek to consummate a sale transaction and could be settled in cash at the option of Humana. Accordingly, the note was converted and settled in cash upon the consummation of our business combination. Humana is not a related party subsequent to our business combination on June 3, 2021 due to the repayment of the note.

In 2020, the Company entered into multi-year agreements with Humana, a managed care organization, agreeing that Humana will be the exclusive health plan for Medicare Advantage products in certain centers in San Antonio and Las Vegas but allowing services to non-Humana members covered by original Medicare, Medicaid, and commercial health plans in those centers. The agreements contain an administrative payment from Humana in exchange for the Company providing certain care coordination services during the contract term. The care coordination payments are refundable to Humana on a pro-rata basis if the Company ceases to provide services at the centers within the specified contract term. The Company identified one performance obligation per center to stand-ready to provide care coordination services to patients and will recognize revenue ratably over the contract term.

The multi-year agreements also contain an arrangement for a license fee that is payable by the Company to Humana for the Company’s use of certain Humana owned or leased medical centers to provide health care services. The license fee is a reimbursement to Humana for its costs of owning or leasing and maintaining the clinics, including rental payments, maintenance or repair expenses, equipment expenses, special assessments, cost of upgrades, taxes, leasehold improvements, and other expenses identified by Humana. The Company has not paid license fees to Humana during the year ended December 31, 2021. The Company recorded $0.5 million in operating lease expense related to its use of Humana clinics during the year ended December 31, 2021, prior to repaying the note and while Humana was a related party.

Prior to entering into the agreements, the Company had existing payor relationships with Humana related to existing revenue arrangements within the Company. For the period that Humana was a related party to the Company, the Company recognized operations revenue from Humana, including its subsidiaries, of $308.3 million for the year ended December 31, 2021. The Company recognized third-party medical expenses of $249.8 million for the year ended December 31, 2021.

In addition, the Company has entered into expansion agreements with Humana which provide a roadmap to opening new Humana-funded medical centers in the southwestern U.S. by 2024. Humana may decline to fund additional medical centers, which could have an adverse effect on the Company’s growth and future prospects.

Operating Leases

The Company leases several offices and medical spaces from certain employees and companies that are controlled by certain equity holders of Primary Care (ITC) Holdings, LLC. Monthly rent expense in aggregate totaled approximately $2.8 million for the year ended December 31, 2021. These operating leases terminate through September 2024.

General Contractor Agreements

As of December 31, 2018, the Company has entered into various general contractor agreements with a company that is controlled by a family member of the Chief Executive Officer of the Company to perform leasehold improvements at various Company locations as well as various repairs and related maintenance as deemed necessary. Payments made pursuant to the general contractor agreements as well as amounts paid for repairs and maintenance to this related party totaled approximately $7.9 million for the year ended December 31, 2021.

Other Related Party Transactions

The Company made payments to various related parties in relation to logistic software, medical supplies, housekeeping, and moving costs. During the year ended December 31, 2021, the Company paid approximately $1.3 million to such parties.

On April 23, 2018, the Company advanced funds to an affiliated company, DEP, in the amount of $4.5 million. The loan agreement calls for monthly interest-only payments to be received beginning May 1, 2018, and the entire outstanding principal balance shall be due and payable in full on April 23, 2023. The note receivable bears interest at 7%. The loan was paid in full in December 2020. The Company did not recognize any interest income for the year ended December 31, 2021.

Asset Purchase Agreement

On October 1, 2021, the Company, through its wholly owned subsidiary, completed the acquisition of substantially all of the assets of Aguilar Medcare Associates (“AMA”), for shares of the Company’s Class A common stock equal to approximately $3.0 million pursuant to an asset purchase agreement. Dr. Richard Aguilar, the Company’s Chief Clinical Officer, held an interest in AMA of approximately $1.5 million at the time of the closing of the acquisition. The Company obtained a third-party valuation on the purchase price paid to AMA pursuant to the asset purchase agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of March 28, 2022 for:

•	each person or group known to us who beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Each stockholder’s percentage ownership is based on 207,747,333 shares of our Class A common stock and 276,722,704 shares of our Class B common stock outstanding as of March 28, 2022. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of March 28, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Cano Health, Inc., 9725 NW 117th Avenue, Miami, Florida 33178. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned (1)		% of Total Voting Power (2)

Greater than 5% Holders:	Number	% of Class	Number	% of Class

Suvretta Master Fund, Ltd. (3)	10,324,453	5.0%	—	—	2.1%

Suvretta Capital Management, LLC (4)	10,547,556	5.1%	—	—	2.2%

Third Point LLC (5)	11,500,000	5.5%	—	—	2.4%

The Vanguard Group (6)	12,135,543	5.8%	—	—	2.5%

FMR, LLC (7)	32,989,715	15.9%	—	—	6.8%

ITC Rumba, LLC (8)	—	—	159,780,988	57.7%	33.0%

Directors and Executive Officers:

Dr. Marlow Hernandez (9)	2,140,515	1.0%	22,104,622	8.0%	5.0%

Brian D. Koppy	132,859	*	—	—	*

Richard Aguilar (10)	279,606	*	11,560,023	4.2%	2.4%

David Armstrong	45,017	*	874,453	*	*

Elliot Cooperstone (11)	14,825	—	159,780,988	57.7%	33.0%

Dr. Lewis Gold (12)	1,706,760	*	1,391,935	*	*

Jacqueline Guichelaar	14,825	—	—	—	—

Angel Morales (13)	14,825	—	6,968,507	2.5%	1.4%

Dr. Alan Muney	14,825	—	—	—	—

Kim M. Rivera	14,825	—	—	—	—

Barry S. Sternlicht (14)	42,691,312	20.5%	—	—	8.8%

Solomon D. Trujillo (15)	111,825	*	13,680,443	4.9%	2.8%

All Directors and Executive Officers as a Group	47,182,019	22.7%	216,360,971	78.2%	54.4%

*	Less than one percent.
(1)

Class B common stock will entitle the holder thereof to one vote per share. Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement of Primary Care (ITC) Intermediate Holdings, LLC (“PCIH”), the common limited liability company units of PCIH, together with an equal number of shares of Class B common stock, are exchangeable for shares of Class A common stock on a one-for-one basis.

(2)

Based on 207,747,333 shares of Class A common stock and 276,722,704 shares of Class B common stock issued and outstanding as of March 28, 2022. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual or entity has the right to acquire within 60 days of March 28, 2022, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each individual or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(3)

Suvretta Master Fund, Ltd. has shared voting power over 10,324,453 shares of Class A common stock and shared dispositive power over 10,324,453 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 11, 2022. Suvretta Master Fund, Ltd.’s address is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

Suvretta Capital Management, LLC has shared voting power over 10,547,556 shares of Class A common stock and shared dispositive power over 10,547,556 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 11, 2022. Aaron Cowen has beneficial ownership by virtue of his role as a control person of Suvretta Capital Management, LLC. Suvretta Capital Management, LLC’s address is 540 Madison Avenue, 7th Floor, New York, New York 10022.

(4)

Suvretta Capital Management, LLC has shared voting power over 10,547,556 shares of Class A common stock and shared dispositive power over 10,547,556 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 11, 2022. Aaron Cowen has beneficial ownership by virtue of his role as a control person of Suvretta Capital Management, LLC. Suvretta Capital Management, LLC’s address is 540 Madison Avenue, 7th Floor, New York, New York 10022.

(5)

Third Point LLC has shared voting power over 11,500,000 shares of Class A common stock and shared dispositive power over 11,500,000 shares of Class A common stock. Daniel S. Loeb, Chief Executive Officer of Third Point LLC, has shared voting power over 11,500,000 shares of Class A common stock and shared dispositive power over 11,500,000 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2022. The address of Third Point LLC and Daniel S. Loeb is 55 Hudson Yards, New York, New York 10001.

(6)

The Vanguard Group, Inc. has shared voting power over 57,899 shares of Class A common stock, sole dispositive power over 11,937,096 shares of Class A common stock and shared dispositive power over 198,447 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 9, 2022. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Reported ownership includes shares held by subsidiaries listed in the filing.

(7)

FMR, LLC has sole voting power over 3,087,584 shares of Class A common stock and sole power to dispose or to direct the disposition of 32,989,715 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 9, 2022. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(8)

Elliot Cooperstone is the Founder and Managing Partner of ITC Rumba, LLC and therefore is a beneficial owner of these shares. The business address of ITC Rumba, LLC is 444 Madison Avenue, 35th Floor, New York, New York 10022.

(9)

Represents (1) 1,552,462 shares of Class A common stock and 473,469 public warrants to purchase Class A common stock held by Dr. Hernandez; (2) (i) 22,034,622 shares of Class B common stock held by Hernandez Borrower Holdings LLC and (ii) 70,000 shares of Class B common stock held by Dr. Hernandez; and (3) 67,597 shares of Class A common stock and 46,987 public warrants to purchase Class A common stock held by the Marlow B. Hernandez 2020 Family Trust. Dr. Hernandez has sole voting and dispositive power with respect to all of these shares and therefore is a beneficial owner of these shares. Hernandez Borrower Holdings LLC has pledged all its shares to a certain lender in connection with a financing arrangement.

(10)

Represents (1) 232,896 shares of Class A common stock, (2) 46,710 public warrants to purchase Class A common stock and (3) 675,940 shares of Class B common stock held by Dr. Aguilar. Also consists of 10,884,083 shares of Class B common stock held by Aguilar Borrower Holdings LLC. Mr. Aguilar is the sole member of Aguilar Borrower Holdings LLC and is therefore the beneficial owners of these shares. Aguilar Borrower Holdings LLC has pledged all such shares to a certain lender in connection with a financing arrangement.

(11)

Represents (1) 14,825 RSUs held by Elliot Cooperstone that will vest within 60 days of March 28, 2022 and (2) 159,780,988 shares of Class B common stock held by ITC Rumba, LLC. Elliot Cooperstone is the Founder and Managing Partner of ITC Rumba, LLC and therefore is a beneficial owner of these shares. The business address of ITC Rumba, LLC is 444 Madison Avenue, 35th Floor, New York, New York 10022.

(12)

Consists of (1) 14,825 RSUs held by Dr. Lewis Gold that will vest within 60 days of March 28, 2022, (2) 158,850 shares of Class A common stock held by EG Advisors, LLC, (3) 1,233,085 shares of Class A common stock held by EGGE, LLC, (4) 158,850 shares of Class B common stock held by EG Advisors, LLC and (5) 1,233,085 shares of Class B common stock held by EGGE, LLC.

(13)

Consists of (1) 14,825 RSUs held by Mr. Morales that will vest within 60 days of March 28, 2022 and (2) 6,968,507 shares of Class B common stock held by Morales Borrower Holdings LLC. Mr. Morales’s spouse and mother have shared voting and dispositive power with respect to these shares and are therefore the beneficial owners of these shares. Mr. Morales expressly disclaims beneficial ownership as to any of these shares, except to the extent of his pecuniary interest therein. Morales Borrower Holdings LLC has pledged all such shares to a certain lender in connection with a financing arrangement.

(14)

Consists of (1) 14,825 RSUs held by Mr. Sternlicht that will vest within 60 days of March 28, 2022, (2) 34,831,848 shares of Class A common stock and (3) 7,844,639 public warrants to purchase Class A common stock held by JAWS Equity Owner 146, L.L.C. Mr. Sternlicht controls JAWS Equity Owner 146, L.L.C. and is therefore deemed to be the beneficial owner of such securities, provided that, Mr. Sternlicht disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(15)

Consists of (1) 111,825 shares of Class A common stock held by Mr. Trujillo and (2) 13,680,443 shares of Class B common stock held by Trujillo Group, LLC. Mr. Trujillo is the sole member of Trujillo Group, LLC and therefore is a beneficial owner of these shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10 percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC, and to furnish copies of such reports to the Company. Based solely on our review of the reports provided to us and on representations received from our directors and executive officers, we believe that all of our directors, executive officers and persons who beneficially own more than 10 percent of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2021, with the following exceptions: (i) late Form 3 filings were made on behalf of each of Angel Morales, Dr. Lewis Gold and Mark Novell to report their initial ownership; (ii) late Form 4 filings were made on behalf of each of Richard Aguilar (with respect to six transactions occurring on August 25, 2021, August 26, 2021 and August 30, 2021), Brian Koppy (with respect to one transaction occurring on January 13, 2022), Dr. Marlow Hernandez (with respect to eleven transactions on August 18, 2021, August 25, 2021, August 26, 2021 and December 1, 2021) and Solomon D. Trujillo (with respect to one transaction on November 18, 2021), in each instance to report the purchase of our Class A common stock or warrants; and (iii) late Form 4 filings were made on behalf of each of David Armstrong, Richard Aguilar, Brian Koppy, Dr. Marlow Hernandez and Mark Novell, in each instance to report equity award grants which occurred on September 21, 2021.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board unanimously recommends a vote FOR this resolution.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(2) of the Exchange Act enables our stockholders to vote on a non-binding advisory basis on how frequently we will submit “say-on-pay” proposals, similar to Proposal 2, to our stockholders in the future. Our stockholders have the following three alternatives to choose from: (1) every year (“1 YEAR” on the proxy card), (2) every two years (“2 YEARS” on the proxy card) or (3) every three years (“3 YEARS” on the proxy card). In addition, our stockholders may choose to abstain from voting on this proposal.

Our Board believes that, of the three choices, submitting a non-binding, advisory say-on-pay resolution to stockholders every year is preferable. Annual votes will provide the Company with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in the Company’s proxy statements is compensation granted in or for the prior fiscal year. Additionally, the Compensation Committee re-evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide the Company with the clearest and most timely feedback of the three options. This feedback may then be considered by the Compensation Committee in its next annual decision-making process. Additionally, the administrative process of submitting a non-binding, advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on the Company.

The votes that are the subject of this proposal are all non-binding, advisory votes, and therefore will not have any binding legal effect on the Company or our Board. However, our Board does intend to take the results of the vote on this proposal into account in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future.

The Board unanimously recommends a vote for EVERY YEAR (“1 YEAR” on the proxy card) as the frequency for future non-binding advisory votes on the compensation of our named executive officers.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the year ended December 31, 2021 are described below and under the section titled “Audit Committee Report.”

Independent Registered Public Accounting Firm’s Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the integrated audit of the Company’s annual financial statements and internal control over financial reporting and fees billed for other services rendered by Ernst & Young LLP:

	2021	2020

Audit Fees	$4,868,272	$3,081,121

Audit-Related Fees	$505,000	—

All Other Fees	$137,500	—

Total	$5,510,772	$3,081,121

In the above table, and in accordance with SEC definitions and rules: (1) “audit fees” are fees for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K, review of unaudited interim consolidated financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; (2) “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements; and (3) “all other fees” are fees for any services not included in the first two categories.

The Audit Committee pre-approved all services provided by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

The Audit Committee and the Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is comprised of five independent directors (as defined by the NYSE Listing Standards) and met five times in 2021. Our Audit Committee operates under a written charter, which is posted on our website at www.canohealth.com. As provided in its charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee

•	reviewed and discussed the audited financial statements for the year ended December 31, 2021 with our management;

•	discussed with our independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted by:

Angel Morales (Chair)

Dr. Lewis Gold

Jacqueline Guichelaar

Dr. Alan Muney

Kim Rivera

The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct, Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, www.canohealth.com, or may be requested in print, at no cost, by mail at Cano Health, Inc., 9725 NW 117th Avenue, Miami, Florida 33178, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is www.canohealth.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

The Company is paying the expenses of this solicitation, which we estimate to be $17,500. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ««« EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

CANO HEALTH, INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2022.

INTERNET –
www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit: https://www.cstproxy.com/canohealth/2022

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your share

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PROXY	▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲	Please mark your votes like this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL CLASS I DIRECTOR NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 4 AND FOR “ONE YEAR” UNDER PROPOSAL 3.

1.	Election of Class I Directors:
			FOR	WITHHOLD
	(1)	Dr. Lewis Gold	☐	☐
	(2)	Barry S. Sternlicht	☐	☐
	(3)	Solomon D. Trujillo	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To hold an advisory vote regarding the compensation of our named executive officers for the 2022 fiscal year.	☐	☐	☐

3.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.	ONE YEAR ☐	TWO YEARS ☐	THREE YEARS ☐	ABSTAIN ☐

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.		FOR ☐	AGAINST ☐	ABSTAIN ☐

CONTROL NUMBER

Signature                                                                       Signature, if held jointly                                                                       Date                            2022.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials

for the Annual Meeting of Stockholders

To view the 2022 Proxy Statement, 2021 Annual Report and to

Attend the Annual Meeting, please go to:

https://www.cstproxy.com/canohealth/2022

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CANO HEALTH, INC.

The undersigned appoints David Armstrong and Brian Koppy, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of XXXXXXXXXXXXXXXXXXXX held of record by the undersigned at the close of business on March 28, 2022 at the Annual Meeting of Stockholders of Cano Health, Inc. to be held on May 16, 2022, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 4 AND FOR EVERY “ONE YEAR” UNDER PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed on reverse side)